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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.           )

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Penske Automotive Group, Inc.
(Name of Registrant as Specified In Its Charter)

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Penske Automotive Group 2018 Proxy Statement

Annual Meeting of Stockholders
The Annual Meeting of Stockholders of
Penske Automotive Group, Inc. will be held May 10, 2018
2555 Telegraph Road
Bloomfield Hills, Michigan 48302

Dear Fellow Stockholder:

You are invited to attend the annual meeting of stockholders of Penske Automotive Group, Inc. to be held at 8:00 a.m., Eastern Daylight Time on May 10, 2018, at our corporate headquarters, 2555 Telegraph Road, Bloomfield Hills, Michigan.

The agenda for this year's annual meeting includes the annual election of directors, ratification of the selection of our independent auditing firm, and an advisory vote regarding our executive officer compensation. The Board of Directors recommends that you vote FOR the director nominees, FOR the ratification of our independent auditor, and FOR approval of our executive officer compensation. Please refer to the detailed information on each of these proposals and our annual meeting of stockholders in the accompanying materials.

We have elected to deliver our proxy materials to our stockholders over the Internet. This delivery process provides stockholders with the information they need, while at the same time conserving natural resources and lowering the cost of printing and delivery. On or about March 28, 2018, we will mail to our stockholders a notice of internet availability of proxy materials containing instructions on how to access our 2018 proxy statement and 2017 annual report to stockholders. This notice also provides instructions on how to vote online or by telephone and includes information on how to request a paper copy of the proxy materials by mail.

The annual meeting provides an excellent opportunity for stockholders to become better acquainted with the Company and its directors and officers, and I hope that you will attend. Whether or not you plan to attend, we ask that you cast your vote as soon as possible. This will assure your shares are represented at the meeting. Thank you for your continued support of Penske Automotive Group.

Sincerely,
/s/ Roger S. Penske
Roger S. Penske Chair of the Board and Chief Executive Officer
Bloomfield Hills, Michigan March 20, 2018

Penske Automotive Group, Inc.

Notice of 2018 Annual Meeting of Stockholders

Date:	May 10, 2018
Time:	8:00 a.m. Eastern Daylight Time
Place:	2555 Telegraph Road Bloomfield Hills, Michigan 48302
Record date:	March 13, 2018. Only stockholders of record at the close of business on the record date are entitled to receive notice of, and to vote at, the Annual Meeting.
Items of business:

•

To elect thirteen directors to serve until the next annual meeting

•

To ratify the selection of Deloitte & Touche LLP as our independent auditor for 2018

•

To approve, on a non-binding advisory basis, the compensation paid to our Named Executive Officers

Important notice regarding the availability of proxy materials for the stockholder meeting to be held on May 10, 2018. Our Proxy Statement, Proxy Card and Annual Report to Stockholders are available at www.envisionreports.com/pag.

By order of the Board of Directors

/s/ Shane M. Spradlin
 Shane M. Spradlin
Executive Vice President, General Counsel and Secretary

Bloomfield Hills, Michigan
March 20, 2018

Proxy summary

This summary highlights information contained elsewhere in this Proxy Statement. This summary does not contain all of the information you should consider, and you should read the entire Proxy Statement carefully before voting.

Annual Meeting of Stockholders

Date:	May 10, 2018
Time:	8:00 a.m. Eastern Daylight Time
Place:	2555 Telegraph Road Bloomfield Hills, Michigan 48302
Record date:	March 13, 2018
Voting:	Stockholders as of the record date are entitled to vote. Each share of common stock is entitled to one vote for each director nominee and one vote for each of the proposals to be voted on.
Admission to meeting:	Proof of share ownership will be required to enter the Penske Automotive Annual Meeting — see "Information about Attending the Meeting" on page 42 for details.

Meeting agenda

•
Election of thirteen directors
•
Ratification of Deloitte & Touche LLP as our independent auditor for 2018
•
Advisory vote on executive compensation

Voting matters and vote recommendation

Matter	Board vote recommendation	Page Reference
Election of directors	For each director nominee	Page 5
Ratification of Deloitte & Touche LLP as our independent auditor for 2018	For	Page 15
Advisory vote on executive compensation	For	Page 18

Our director nominees

The following table provides summary information about each director nominee. Each director is elected annually by a majority of votes cast.

Name	Age	Director	Occupation	Independent	Committee Memberships

		since			AC	CC	NCG	EC
John D. Barr	70	2002	Retired Chairman Papa Murphy's Holdings, Inc.	•	F
Lisa Davis	54	2017	Chair and CEO Siemens Corporation, USA	•		M
Wolfgang Dürheimer	59	—	Retired Chairman and CEO Bentley Motors Ltd.	•
Michael R. Eisenson	62	1993	Founding Partner and Co-Chairman Charlesbank Capital Partners					M
Robert H. Kurnick, Jr.	56	2006	President, Penske Automotive Group					M
Kimberly J. McWaters	53	2004	President and CEO, Universal Technical Institute, Inc.	•	F		C
Roger S. Penske	81	1999	Chair and Chief Executive Officer Penske Automotive Group					C
Roger S. Penske, Jr.	58	2017	President, CEO and Chairman SoCal Penske Dealer Group
Sandra E. Pierce	59	2012	Senior Executive Vice President Huntington Bank	•		M	M
Kanji Sasaki	48	2014	Sr. Vice President — International Business Development Penske Automotive Group
Greg C. Smith	66	2017	Principal, Greg C. Smith LLC and Former Vice Chairman, Ford Motor Company	•	C, F
Ronald G. Steinhart	77	2001	Retired Chairman and CEO Commercial Banking Group Bank One Corporation	•	F
H. Brian Thompson	78	2002	Executive Chairman GTT Communications, Inc.	•		C	M	M

AC	Audit Committee	C	Chair
CC	Compensation and Management Development Committee	F	Financial expert
NCG	Nominating and Corporate Governance Committee	M	Member
EC	Executive Committee

Auditors

As a matter of good corporate governance, we ask that our stockholders ratify the selection of Deloitte & Touche LLP as our independent auditor for 2018. Set forth below is summary information with respect to 2017 auditor fees for Deloitte & Touche LLP.

Deloitte

Audit Fees	$2,967,591
Audit Related Fees	199,000
Tax Fees
Tax Compliance	206,891
Other Tax Fees	219,807
All Other Fees	—

Total Fees	$3,593,289

Executive Compensation

We ask that our stockholders annually approve on an advisory basis our named executive officer compensation. The Board recommends a FOR vote because it believes that our compensation policies and practices are effective in achieving the Company's goals of rewarding sustained financial and operating performance and leadership excellence, aligning the executives' long-term interest with those of our stockholders and motivating the executives to remain with the Company for long and productive careers. In 2017, over 99% of the votes cast by our stockholders approved our 2016 executive compensation and there were not significant changes to the elements of our 2017 executive compensation.

2017 Compensation Summary

Set forth below is the 2017 compensation for each named executive officer as determined under SEC rules.

Name and Principal Position	Salary ($)	Bonus ($)	Stock Awards ($)(1)		All Other Compensation ($)		Total ($)

Roger S. Penske	1,375,000	—	5,000,000	(2)	432,491	(3)	$6,807,491
Chief Executive Officer

Robert H. Kurnick, Jr.	787,500	—	1,000,000	(4)	164,130	(5)	$1,951,630
President

J.D. Carlson	522,917	300,000	200,000		70,222	(6)	$1,093,139
Executive Vice President & Chief Financial Officer

Bud Denker	523,958	300,000	200,000		18,423	(7)	$1,042,381
Executive Vice President — Human Resources

Shane M. Spradlin	523,958	300,000	295,001		74,809	(8)	$1,193,768
Executive Vice President, General Counsel & Sec.

Please see the footnote references beginning on page 29 for further information regarding our named executive officer compensation.

Proxy statement table of contents

Questions about the Meeting

Q.    What am I voting on?

A.	Proposal 1:	Election of thirteen directors to serve until the next annual meeting of stockholders, or until their successors are duly elected and qualified
	Proposal 2:	Ratification of the selection of Deloitte & Touche LLP as our independent auditing firm for 2018
	Proposal 3:	Advisory vote regarding executive compensation

Q.    Who can vote?

A.    Our stockholders as of the close of business on the record date, March 13, 2018, can vote at the annual meeting. Each share of our common stock gets one vote. Votes may not be cumulated. As of March 13, 2018, there were 86,107,693 shares of our common stock outstanding.

Q.    Why did I receive a notice in the mail regarding the Internet availability of proxy materials instead of a full set of proxy materials?

A.    As permitted by the Securities and Exchange Commission ("SEC"), we have elected to provide access to our proxy materials primarily over the Internet rather than mailing paper copies of those materials to each stockholder. On or about March 28, 2018, we will mail a Notice of Internet Availability of Proxy Materials (the "Notice") to our stockholders, which provides website and other information for the purpose of accessing our proxy materials. All stockholders will have the ability to access the proxy materials on the website referred to in the Notice or request a printed or electronic set of the proxy materials. Instructions on how to access the proxy materials over the Internet or to request a printed copy may be found in the Notice. In addition, stockholders may request to receive proxy materials in printed form by mail or electronically by email on an ongoing basis. We encourage you to take advantage of the availability of the proxy materials on the Internet to help reduce the cost and environmental impact of the annual meeting.

Q.    How can I get electronic access to the proxy materials?

A.    The Notice provides you with instructions regarding how to view our proxy materials for the annual meeting on the Internet and instruct us to send proxy materials to you by email. Choosing to receive proxy materials by email will save us the cost of printing and mailing documents to you and will reduce the impact of our annual meeting on the environment. If you choose to receive future proxy materials by email, you will receive an email message next year with instructions containing a link to those materials and a link to the proxy voting website. Your election to receive proxy materials by email will remain in effect unless and until you rescind it.

Q.    What is the difference between a stockholder of record and a beneficial owner of shares held in street name?

A.    Stockholder of Record.    If your shares are registered directly in your name with our transfer agent, Computershare, you are the stockholder of record with respect to those shares and we sent the Notice directly to you. If you request copies of the proxy materials by mail, you will receive a proxy card.

Beneficial Owner of Shares Held in Street Name. If your shares are held in an account at a brokerage firm, bank, broker-dealer or other similar organization, then you are the beneficial owner of shares held in "street name," and the Notice was forwarded to you by that organization. The organization holding your account is considered the stockholder of record for purposes of voting at the annual meeting. As a beneficial owner, you have the right to direct that organization on how to vote the shares held in your account. If you request copies of the proxy materials by mail, you will receive a voting instruction form.

Q.    How do I vote my shares?

A.    If you are a stockholder of record or a participant in the Company's stock fund within our Company 401(k) plan, you may vote in any of the following ways:

  By Internet. You may vote online by accessing www.envisionreports.com/pag and following the on-screen instructions. You will need the Control Number included on the Notice or on your proxy card, as applicable. You may vote online 24 hours a day. If you vote online, you do not need to return a proxy card.

  By Telephone. In the U.S., you may vote by calling toll free 1-800-652-VOTE (1-800-652-8683) and following the instructions. You will need the Control Number included on the Notice or on your proxy card, as applicable. You may vote by telephone 24 hours a day. If you vote by telephone, you do not need to return a proxy card.

  By Mail. If you requested printed copies of the proxy materials, you will receive a proxy card, and you may vote by signing, dating and mailing the proxy card in the envelope provided. Votes submitted by mail must be received at our headquarters on or before May 9, 2018.

  In Person. You may vote in person at the annual meeting by requesting a ballot from the inspector of election at the meeting.

A.    If you are a beneficial owner of shares held in street name, you may vote in any of the following ways:

  By Internet. You may vote online by following the instructions provided in the Notice. You will need the Control Number included on the Notice or on your voting instruction form, as applicable. You may vote online 24 hours a day. If you vote online, you do not need to return a voting instruction form.

  By Telephone. You may vote by telephone by following the instructions provided in the Notice. You will need the Control Number included on the Notice or on your voting instruction form, as applicable. You may vote by telephone 24 hours a day. If you vote by telephone, you do not need to return a voting instruction form.

  By Mail. If you requested printed copies of the proxy materials, you will receive a voting instruction form, and you may vote by signing, dating and mailing it in the envelope provided. Votes submitted by mail must be received at our headquarters on or before May 9, 2018.

  In Person. You must obtain a legal proxy from the organization that holds your shares in order to vote your shares in person at the annual meeting. Follow the instructions on the Notice to obtain this legal proxy.

For both stockholders of record and beneficial owners of shares held in street name (other than stockholders within our 401(k) plan), online and telephone voting is available through 11:59 p.m. ET on May 9, 2018. For shares held by the stock fund within the Company's 401(k) plan, online and telephone voting is available through 11:59 p.m. ET on May 4, 2018.

Q.    Can I change my mind after I vote?

A.    You may change your vote at any time before the meeting by (1) signing and returning another proxy card with a later date (or voting through the Internet or telephone again), (2) voting at the meeting if you are a registered stockholder or have obtained a legal proxy from your bank or broker or (3) sending a notice to our Corporate Secretary prior to the meeting stating that you are revoking your proxy.

Q.    What if I return my proxy card but do not provide voting instructions?

A.    Proxies that are signed and returned but do not contain instructions will be voted (1) FOR the election of the thirteen nominees for director,

(2) FOR the ratification of our independent auditor and (3) FOR approval of our executive officer compensation.

Q.    Will my shares be voted if I do not provide my proxy instruction form?

A.    If you are a stockholder of record and do not provide a proxy, you must attend the meeting in order to vote your shares. If you are a beneficial holder of shares held in street name, your shares may be voted even if you do not provide voting instructions on your instruction form as discussed below.

Q.    May stockholders ask questions at the meeting?

A.    Yes. Our representatives will answer stockholders' questions of general interest at the end of the meeting. In order to give a greater number of stockholders an opportunity to ask questions, individuals or groups may be allowed to ask only one question and repetitive or follow-up questions may not be permitted.

Q.    How many votes must be present to hold the meeting?

A.    Your shares are counted as present at the meeting if you attend the meeting and vote in person or if you properly return a proxy card or vote via the Internet or telephone. In order for us to conduct our meeting, a majority of our outstanding shares of common stock as of March 13, 2018 must be present in person or by proxy at the meeting (43,053,847 shares). This is referred to as a quorum. Abstentions and broker non-votes will be counted for purposes of establishing a quorum at the meeting.

Q.    What is the effect of withheld votes, abstentions and broker non-votes and how are they treated?

A.    If you "withhold" with respect to one or more director nominees, your vote will have no effect on the election of such nominee(s), as the thirteen nominees receiving the highest number of "For" votes will be elected as directors.

If you elect to "abstain" with respect to any proposal, the shares are considered present and entitled to vote with respect to such proposal and included for purposes of calculating the presence of a quorum at the Annual Meeting. You may abstain from voting on any proposal to be voted on at the Annual Meeting, other than the election of directors. Under Proposals 2 and 3, abstentions will count as votes against the proposal.

A broker non-vote with respect to a proposal occurs when shares are held by a bank, broker or other nominee in street name, and the bank broker or other nominee does not receive voting instructions from the beneficial owner as to how to vote such shares. Brokers have the authority under New York Stock Exchange rules to vote shares for which their customers do not provide voting instructions on certain "routine" matters resulting in a broker non-vote. Under these rules, only the proposal to ratify our independent auditing firm is a "routine matter" being voted on by our stockholders this year. Broker non-votes will only be counted for Proposal 2.

Q.    How many votes are needed to approve the proposals?

A.    Regarding the election of directors (Proposal 1), our directors are elected by a plurality of the votes cast and the thirteen nominees receiving the highest number of "For" votes will be elected as directors. Regarding Proposals 2 and 3, the measures will pass if each receives the affirmative vote of a majority of shares present and entitled to vote at the meeting.

Proposal 1 — Election of Directors

The first proposal to be voted on at the annual meeting will be the election of thirteen director nominees. Our Nominating and Corporate Governance Committee and Board of Directors recommend approval of each of the nominees outlined below. If elected, each will serve a one-year term. Pursuant to a stockholders agreement, certain of our stockholders affiliated with Roger S. Penske and Mitsui & Co., Ltd. have agreed to vote together to elect members of our Board of Directors. See "Related Party Transactions" for a description of this stockholders agreement.

Penske Corporation previously recommended Roger S. Penske, Jr. (Roger S. Penske's son) to our Nominating and Corporate Governance Committee as a candidate for election to our Board of Directors at the annual meeting. Penske Corporation has informed us that it intends to recommend Roger S. Penske, Jr., to the Nominating and Corporate Governance Committee for election to our Board at the 2019 annual meeting as well. It is expected that Greg Penske (Roger S. Penske's son) will serve as an advisory committee member of Penske Truck Leasing (PTL) for both 2018 and 2019.

Director Nominees.     Our Nominating and Corporate Governance Committee has established minimum qualifications for director nominees, including having personal integrity, loyalty to Penske Automotive Group and concern for its success and welfare, willingness to apply sound and independent business judgment and having sufficient time available for Penske Automotive Group matters. Experience in at least one of the following is also desired: high level of leadership experience in business or administration, breadth of knowledge concerning issues affecting Penske Automotive Group, willingness to contribute special competence to board activities, accomplishments within the director's respective field, and experience reading and understanding financial statements.

The Nominating and Corporate Governance Committee and Board of Directors reviewed the qualities of the Board members as a group, including the diversity of the Board's career experiences, viewpoints, company affiliations, expertise with respect to the various facets of our business operations, and business experiences. The Board did not employ any particular benchmarks with respect to these qualities, but was mindful of achieving an appropriate balance of these qualities with respect to the Board of Directors as a whole. Moreover, the Board of Directors and Nominating and Corporate Governance Committee considered each nominee's overall service to Penske Automotive Group during the previous term, each nominee's personal integrity and adherence to the standards noted above, as well as the individual experience of each director noted within their biographies below.

Our Board of Directors Recommends a Vote "FOR" Each of the Following Nominees:

 John D. Barr  —  Retired Chairman, Papa Murphy's Holdings, Inc.

Mr. Barr, 70, has served as a director since December 2002. Mr. Barr was the past Chairman of Papa Murphy's Holdings, Inc., a franchisor and operator of Take-N-Bake pizza from September 2009 to September 2016 and was its Chief Executive Officer from April 2004 to January 1, 2012. From 1999 until April 2004, Mr. Barr served as President and Chief Executive Officer of Automotive Performance Industries, a vehicle transportation service provider. Prior thereto, Mr. Barr was President and Chief Operating Officer, as well as a member of the Board of Directors, of Quaker State Corporation from June 1995 to 1999. Prior to joining Quaker State, Mr. Barr spent 25 years with the Valvoline Company, a subsidiary of Ashland Inc., where he was President and Chief Executive Officer from 1987 to 1995. Mr. Barr previously served on the Board of Directors of United Road Services, a provider of transportation services and logistics in North America through September 1, 2017. Individual experience: Extensive oil industry experience from serving ultimately as COO and director of Quaker State Corporation; breadth of knowledge concerning issues affecting our Company; experience with franchise business model as former CEO of Papa Murphy's Holdings.

 Lisa Davis  —  Chair and CEO, Siemens Corporation, USA

Ms. Davis, 54, has served as a director since May 2017. Since January 1, 2017, Ms. Davis serves as the Chair and CEO of Siemens Corporation, USA, a division of Siemens, AG and, since August 2014, has also served as a member of the Managing Board of Siemens AG, responsible for the company's Oil & Gas and Power Generation businesses, as well as for the Region North America and South America. From 2012 to August 2014, Ms. Davis served as Executive Vice President, Strategy, Portfolio & Alternative Energy of Royal Dutch Shell, UK. Prior to that, Ms. Davis served in various capacities with Royal Dutch Shell, Texaco and Exxon Corporation. Individual experience: Extensive global energy industry experience from serving in various capacities with global companies; senior executive leadership experience with international industry-leading company.

Wolfgang Dürheimer  —  Retired Chairman and CEO Bentley Motors Ltd.

Mr. Dürheimer, 59, served as the Chairman and Chief Executive Officer of Bentley Motors Ltd., a subsidiary of Volkswagen AG, from April 2014 to January 2018, as well as the President of its sister companies, Bugatti Automobiles S.A.S. and Bugatti International S.A. Previously, Mr. Dürheimer held various positions with Volkswagen AG and its subsidiaries, most recently as the Chief Representative of Volkswagen Group Motorsport responsible for the Group Motorsport Strategy from February 2011 to January 2018 and he was a member of the Board of Management of Audi AG from September 2012 to March 2014. From 1999 until 2011, Mr. Dürheimer worked for Porsche AG, where he was a member of the Board of Management responsible for Research and Development. Prior to joining Porsche in 1999, Mr. Dürheimer worked 14 years with BMW, where he held various managerial roles. Individual experience: Extensive automotive industry experience with some of the company's largest represented brands including Audi, Bentley, BMW, and Porsche, culminating in leadership experience as Chief Executive Officer of Bentley Motors; relationships with our key automotive industry partners, breadth of knowledge concerning issues facing our company.

Michael R. Eisenson  —  Founding Partner and Co-Chairman of Charlesbank Capital Partners LLC

Mr. Eisenson, 62, has served as a director since December 1993. He has served as the Co-Chairman of Charlesbank Capital Partners LLC, a private investment firm and the successor to Harvard Private Capital Group, Inc. since July 1, 2017. Previously, he was a Managing Director and CEO of Charlesbank Capital Partners LLC, which he founded in 1998. Mr. Eisenson is also a director of Penske Corporation as of August 2017 and is a director of a number of private companies. In the previous five years, Mr. Eisenson was formerly a director of Blueknight Energy Partners, L.P., Montpelier RE Holdings Ltd., and CIFC Corp. Individual experience: Familiarity with all of the Company's key operations from serving as our director since 1993; experience managing Charlesbank and affiliates and their portfolio companies; experience in commercial finance, private equity and leveraged finance; demonstrated success formerly serving as our audit committee chairman.

Robert H. Kurnick, Jr.  —  President of Penske Automotive Group

Mr. Kurnick, Jr., 56, has served as our President since April 2008 and has been a director since May 2006. Since September 2017, Mr. Kurnick has served as Vice Chair of Penske Corporation, and from 2003 until then served as President of Penske Corporation. He has also been a director of Penske Corporation since 2003. Penske Corporation is a privately owned diversified transportation services company that holds, through its subsidiaries, interests in a number of businesses. Individual experience: Familiarity with all of the Company's key operations; breadth of knowledge concerning issues affecting our Company; extensive automotive industry experience; experience as Vice Chair and former President of Penske Corporation.

 Kimberly J. McWaters  —  President and CEO of Universal Technical Institute, Inc.

Ms. McWaters, 53, has served a director since December 2004. She is currently a Director, President and CEO of Universal Technical Institute, Inc. (UTI), the nation's leading provider of transportation industry technician training. She was named President of UTI in 2000, and CEO in 2003 and she served as its Chairman from 2013 to 2017. Ms. McWaters joined UTI in 1984 and has held several leadership positions in the company, including Vice President of Marketing and Vice President of Sales & Marketing. Ms. McWaters is also a director of Mobile Mini, Inc. Individual experience: Automotive industry experience with Universal Technical Institute; accomplishment within her field culminating with leadership experience as Chief Executive Officer of UTI; expertise relating to service and parts operations and particularly service technicians.

Roger S. Penske  —  Chair of the Board and CEO of Penske Automotive Group

Mr. Penske, 81, has served as a director since May 1999. Since May 1999, Mr. Penske has served as our Chair and CEO. Mr. Penske has also been Chair of the Board and CEO of Penske Corporation since 1969 and Chair of the Board of Penske Truck Leasing Corporation since 1982. Mr. Penske serves as a member of the Board of Directors of Universal Technical Institute, and was formerly a director of General Electric Company in the previous five years. Mr. Penske also is a Director of the Downtown Detroit Partnership and a director of Business Leaders for Michigan. Individual experience: Extensive automotive industry experience; relationships with our key automotive partners; familiarity with all of the Company's key operations; experience as an executive and a director of some of the world's leading companies; significant ownership position of our stock through Penske Corporation and other affiliates.

Roger S. Penske, Jr.  —  President, Chief Executive Officer and Chairman of SoCal Penske Dealer Group

Mr. Penske, Jr., 58, has served as a director since May 2017. Since 2008, Mr. Penske has been the President, Chief Executive Officer and Chairman of SoCal Penske Dealer Group, a group of new car dealerships in Southern California. He previously served as our President from January 2007 through March 2008. From July 2003 to January 2007, Mr. Penske, Jr., served as our Executive Vice President — East Operations and from January 2001 to July 2003 he served as our President — Mid-Atlantic Region. Mr. Penske, Jr., serves as a member of the Board of Directors of Penske Corporation, has served on the advisory committee of Penske Truck Leasing and is the son of our Chair and Chief Executive Officer. Individual experience: Extensive automotive retail industry experience; relationships with key automotive partners; familiarity with all of the Company's key operations through prior employ, advisory committee membership of Penske Truck Leasing and Penske Corporation directorship.

Sandra E. Pierce  —  Senior Executive Vice President — Private Client Group & Regional Banking Director, and Chairman, Huntington Michigan

Ms. Pierce, 59, has served as a director since December 2012. Since August 2016, Ms. Pierce has served as Senior Executive Vice President — Private Client Group & Regional Banking Director, and Chairman, Huntington Michigan. Ms. Pierce leads the Private Client Group, Huntington Insurance, Auto Finance and Public Affairs teams as well as state activities in Michigan. From February 1, 2013, until their August 2016 merger with Huntington, Ms. Pierce served as Vice Chairman of FirstMerit Corporation, and Chairman and CEO of FirstMerit Michigan. From 2005 until June 2012, Ms. Pierce served as the Chief Executive Officer and President at Charter One Bank Michigan, a division of RBS Citizens, N.A. ("RBS") where she had responsibilities for commercial banking and all state bank activities in Michigan as well as oversight of all state activities in Illinois and Ohio. From 1978 through 2004, Ms. Pierce served as Regional Executive of Midwest Retail Operations for JPMorgan Chase, with responsibilities for Michigan and Indiana, and she held a number of management positions in the retail, commercial lending, and private banking businesses at JPMorgan Chase and its predecessor companies, Bank One, First Chicago NBD Corp. and NBD Bancorp. Ms. Pierce is a director at ITC Holdings

Corporation and has performed leadership duties with numerous civic organizations, including Chairman and Trustee of Henry Ford Health System, Inc. since January 2012. Individual Experience: Extensive retail and commercial banking experience; accomplished within her field culminating in CEO experience; extensive experience on private company boards and demonstrated commitment to civic works.

Kanji Sasaki  —  Senior Vice President, International Business Development of Penske Automotive Group

Mr. Sasaki, 48, has served as a director since July 2014 and our Senior Vice President — International Business Development since October 2014. Mr. Sasaki is currently an employee of Mitsui & Co., Ltd. (Japan) and has held several positions with Mitsui since April, 1992. Mr. Sasaki served as the General Manager of Mitsui's First Motor Vehicles Division, Second Business Department from July 2013 to June 2014. From August 2011 to June 2013, he served as a General Manager in Mitsui's Motor Vehicles Americas Division, Penske & Logistics Business Department. From June 2007 to June 2011, Mr. Sasaki was on secondment to Hino Motors Sales U.S.A., serving as a Senior Vice President, Secretary and Treasurer. Individual Experience: Global automotive industry experience; breadth of knowledge concerning international opportunities; affiliation with Mitsui, which is the Company's second largest stockholder.

Greg C. Smith  —  Principal, Greg C. Smith LLC and former Vice Chairman, Ford Motor Company

Mr. Smith, 66, has served as a director since August 2017. Mr. Smith, retired Vice Chairman of Ford Motor Company, currently serves as Principal of Greg C. Smith, LLC, a private management consulting firm, a position he has held since 2007. Previously, Mr. Smith was employed by Ford Motor Company for over 30 years until 2006. Mr. Smith held various executive-level management positions at Ford Motor Company, most recently serving as Vice Chairman from 2005 until 2006, Executive Vice President and President — Americas from 2004 until 2005, Group Vice President — Ford Motor Company and Chairman and Chief Executive Officer — Ford Motor Credit Company from 2002 to 2004, Vice President, Ford Motor Company, and President and Chief Operating Officer, Ford Motor Credit Company from 2001 to 2002. As Vice Chairman, Mr. Smith was responsible for Ford's Corporate Strategy and Staff, including Human Resources and Labor Affairs, Information Technology, and Automotive Strategy. During his career at Ford, Mr. Smith ran several major business units and had extensive experience in Financial Services, Strategy, Marketing and Sales, Engineering and Product Development. Mr. Smith also was responsible for Hertz when Ford owned it, and in 2005, Automotive Components Holdings, the portion of Visteon that Ford repurchased. Currently, Mr. Smith serves as a director of Lear Corporation and formerly served as a director of Penske Corporation, the Federal National Mortgage Association (Fannie Mae) and Solutia, Inc. Mr. Smith is a Board Leadership Fellow of the National Association of Corporate Directors and also serves on the Risk Oversight Advisory Council. Mr. Smith has a bachelor's degree in Mechanical Engineering from Rose-Hulman Institute of Technology and an MBA from Eastern Michigan University. Individual experience: Extensive experience as an executive and a director; experience in a leadership role in automotive and finance; perspective gained from leadership role in automotive and financial industries; extensive public company audit committee experience.

Ronald G. Steinhart  —  Retired Chairman and CEO, Commercial Banking Group, Bank One Corporation

Mr. Steinhart, 77, has served as a director since March 2001. Mr. Steinhart served as Chairman and CEO, Commercial Banking Group, of Bank One Corporation from December 1996 until his retirement in January 2000. From January 1995 to December 1996, Mr. Steinhart was Chairman and CEO of Bank One, Texas, N.A. Mr. Steinhart joined Bank One in connection with its merger with Team Bank, which he founded in 1988. In the previous five years, Mr. Steinhart formerly served as a director of Texas Industries, Inc., Southcross Energy Partners, L.P. and Susser Holdings Corporation. Individual experience: Extensive experience in banking and commercial lending industries; experience with respect to automotive retail finance and insurance operations; extensive public company audit committee experience.

 H. Brian Thompson  —  Executive Chairman of GTT Communications, Inc.

Mr. Thompson, 78, has served as a director since March 2002. Mr. Thompson is Executive Chairman of GTT Communications, Inc., a leading global cloud network provider to multinational clients. Mr. Thompson continues to head his own private equity investment and advisory firm, Universal Telecommunications, Inc. From December 2002 to June 2007, Mr. Thompson was Chairman of Comsat International and also served as Chairman and Chief Executive Officer of Global TeleSystems Group, Inc. from March 1999 through September of 2000. Mr. Thompson was Chairman and CEO of LCI International from 1991 until its merger with Qwest Communications International Inc. in June 1998. Mr. Thompson became Vice Chairman of the board for Qwest until his resignation in December 1998. Mr. Thompson previously served as Executive Vice President of MCI Communications Corporation from 1981 to 1990, and prior to MCI, was a management consultant with the Washington, DC offices of McKinsey & Company for nine years, where he specialized in the management of telecommunications. He currently serves as a member of the board of directors of Pendrell Corporation and was formerly a director of Axcelis Technologies, Inc. and Sonus Networks, Inc. Mr. Thompson received his MBA from Harvard's Graduate School of Business, and holds an undergraduate degree in chemical engineering from the University of Massachusetts. Individual experience: Extensive experience as an executive and director of numerous public companies; experience in a leadership role directing international corporations; perspective gained from leadership role in communications industry; demonstrated success serving as our lead independent director.

Our Corporate Governance

CURRENT DIRECTORS	BOD	Audit Committee	Compensation & Management Development Committee	Nominating & Corporate Governance Committee	Executive Committee

John D. Barr	M	F
Lisa Davis	M		M
Michael R. Eisenson	M				M
Robert H. Kurnick, Jr.	M				M
William J. Lovejoy	M		M
Kimberly J. McWaters	M	F		C
Lucio A. Noto	M				M
Roger S. Penske	C				C
Roger S. Penske, Jr.	M
Sandra E. Pierce	M		M	M
Kanji Sasaki	M
Greg C. Smith	M	C, F
Ronald G. Steinhart	M	F
H. Brian Thompson	M		C	M	M
No. of Meetings 2017	6	6	5	4	0
C
Chair
F
Financial expert
M
Member

Board Committees

Our Board of Directors has four standing committees: the Audit Committee, the Compensation and Management Development Committee, the Nominating and Corporate Governance Committee and the Executive Committee. Charters for the Audit, Compensation and Management Development, and Nominating and Corporate Governance committees are available on our website, www.penskeautomotive.com, under the heading "Governance" within the "Investor Relations" section. The principal responsibilities of each committee are described below. Collectively, our directors attended over 96% of our board and committee meetings in 2017, and each director attended at least 83% of their meetings. All of our directors are encouraged to attend the annual meeting of stockholders and all directors serving at that time attended the annual meeting in 2017.

Committee Member Qualifications.    Each of the members of our Audit, Compensation and Management Development, and Nominating and Corporate Governance Committees are independent under New York Stock Exchange guidelines and our guidelines for director independence. The Board of Directors has determined that all members of the Audit Committee are "independent" and "financially literate" under New York Stock Exchange rules and applicable law, and each of the four are "audit committee financial experts," as that term is defined in Securities and Exchange Commission rules.

The Audit Committee assists the Board of Directors in fulfilling its oversight responsibility relating to the:

•
financial statements, financial reporting and financial controls
•
internal audit function
•
engagement and evaluation of the independent auditing firm
•
significant business risks or exposures and the steps taken to assess, monitor and mitigate these risks or exposures

The Compensation and Management Development Committee assists the Board of Directors in discharging its responsibility relating to:

•
executive officers' compensation
•
compensation and benefits of other employees
•
administration of our equity incentive plans
•
recommendations to the Board of Directors with respect to director compensation
•
management progression and succession plans

The Nominating and Corporate Governance Committee:

•
identifies prospective candidates for our Board of Directors
•
recommends director nominees for each annual meeting of stockholders and any interim vacancies the Board of Directors determines to fill
•
recommends to the Board of Directors corporate governance principles
•
annually reviews our corporate governance policies
•
oversees the Board self-evaluation
•
oversees our compliance with legal and regulatory requirements

Executive Committee.    Our Executive Committee's primary function is to act upon matters when the Board of Directors is not in session. The Executive Committee has the full power and authority of the Board of Directors, except to the extent limited by law or our certificate of incorporation or bylaws or other governance documents.

Board Structure and Lead Director.     Roger S. Penske is the Chair of our Board of Directors and our Chief Executive Officer. We believe the combination of these two offices represents the most appropriate approach for our company due to Mr. Penske's significant ownership position through Penske Corporation, his extensive automotive industry experience, his relationships with our key automotive partners and his experience as an executive and a director of some of the world's leading companies. In light of the combination of these positions, one of our governance principles is to have an independent "Lead Director." Our Lead Director is responsible for:

•
coordinating and leading the activities of the outside directors
•
establishing the agenda for executive sessions of the outside directors
•
presiding at the executive sessions of the outside directors which generally occur as part of each Board meeting
•
facilitating communication between the outside directors as a group and our management team

Our Lead Director is H. Brian Thompson. He may be contacted by leaving a message at the following telephone number: 800-469-1634. All messages will be reviewed by our Corporate Secretary's office and all (other than frivolous messages) will be forwarded to the Lead Director. Any written communications to the independent directors as a group or the entire Board of Directors may be sent care of the Corporate Secretary to our principal executive office. These communications (other than frivolous messages) will also be forwarded to the Lead Director.

Director Independence.     A majority of our Board of Directors is independent and each of the members of our audit, compensation and nominating committees is independent. The Board of Directors has determined that Mss. Davis, McWaters and Pierce and Messrs. Barr, Dürheimer, Lovejoy, Smith, Steinhart and Thompson are each independent in accordance with the listing requirements of the New York Stock Exchange and our guidelines for independent directors which can be found in our corporate governance guidelines on our website www.penskeautomotive.com and as set forth below. As required by New York Stock Exchange rules, our Board of Directors determined that no material relationship exists which would interfere with the exercise of independent judgment in carrying out the responsibilities of the independent directors.

For a director to be considered independent under our corporate governance guidelines, the Board of Directors must determine that the director does not have any direct or indirect material relationship with us. In addition to applying these guidelines, the Board of Directors considers relevant facts and circumstances in making the determination of independence, and not merely from the standpoint of the director, but also from that of persons or organizations with which the director has an affiliation. The Board considers the transactions, relationships and arrangements between the Company and affiliates of the director, including those described under "Related Party Transactions" and elsewhere in the proxy statement, in its independence determination. The Board also considers ownership of our or our affiliates' securities by the directors and their affiliates, ownership by our management team of any securities of affiliates of directors, sponsorships of Penske Racing by any of our or our directors' affiliates, and any direct or indirect investments in affiliates of Charlesbank Capital Partners, an affiliate of Michael Eisenson, or Transportation Resource Partners, an affiliate of Penske Corporation.

Under our guidelines, which are more stringent than the New York Stock Exchange guidelines, a director will not be independent if:

  1.
  The director is employed by us, or an immediate family member is one of our executive officers.*
  2.
  The director receives more than $60,000 of direct compensation from us, other than director fees and deferred compensation for prior service (provided such compensation is not contingent in any way on continued service).*
  3.
  The director is affiliated with or employed by our independent auditing firm, or an immediate family member is affiliated with or employed in a professional capacity by our independent auditing firm.
  4.
  An executive officer of ours serves on the compensation committee of the board of directors of a company that employs the director or an immediate family member as an executive officer.
  5.
  The director is an executive officer or employee, or if an immediate family member is an executive officer, of another company that does business with us and the sales by that company to us or purchases by that company from us, in any single fiscal year during the evaluation period, are more than the greater of two percent of the annual revenues of that company or $1 million.
  6.
  The director serves as an officer, director or trustee of a charitable organization, and our charitable contributions to the organization are more than the greater of $250,000 or one percent of that organization's total annual charitable receipts during its last completed fiscal year.

  *
  Employment as an Interim Chair, Interim CEO or other executive officer on an interim basis, and related compensation, shall not disqualify a director from being considered independent following that employment.

Risk Management.     We have designed and implemented processes to manage risk in our operations. The Board of Director's role in risk management is primarily one of oversight. Management is responsible for the implementation and execution of our risk management initiatives. Our Board of Directors executes its oversight role directly and also through its various committees as set forth below.

Audit Committee

•
reviews management's assessment of the key risks facing our Company, including the key controls we rely on to mitigate those risks
•
monitors certain key risks at each of its regularly scheduled meetings, such as liquidity risk, risk relating to compliance with credit covenants, and related party transaction risk

Nominating and Corporate Governance Committee

•
oversees compliance with legal and regulatory requirements
•
reviews risks relating to our governance structure

Compensation and Management Development Committee

•
reviews risks inherent in our compensation policies
•
reviews the Company's succession planning

Full Board of Directors

•
reviews strategic and operational risk in the context of reports from corporate management, regional executives and other officers
•
receives reports on all significant committee activities at each regular meeting
•
reviews the risks inherent in any significant Company transactions

Director Advisor Program

The Board has adopted a policy in its Corporate Governance Guidelines for the designation of certain former directors as "Director Advisors" which allows us to retain the benefits of continuing guidance from our long-tenured directors. This program is designed to encourage director renewal while retaining access to former long-tenured directors' valuable experience and institutional knowledge. Director Advisors are expected typically to be invited to attend two Board meetings per year and be available for continuing consultation. A Director Advisor is not entitled to attend any Board meeting, may not vote on any business coming before the Board nor is he or she counted as a member of the Board for the purpose of determining a quorum or for any other purpose. A Director Advisor is not a member of the Board or a "director" as that term is used in our Amended and Restated Bylaws, this Proxy Statement or otherwise.

As compensation for 2018 service, Director Advisors are entitled to continuing cash compensation of $40,000 per year payable in cash or company stock at the director's election, and a charitable match opportunity and use of a company vehicle under the same terms as our director compensation program, as well as reimbursement of company expenses and travel to our meetings. In February 2018, the Board designated William Lovejoy, a member of our Board since 2004, and Lucio Noto, a member of our Board since 2001, as Director Advisors for 2018, beginning in May 2018.

Securities Trading Policy/Anti-Hedging.     Our securities trading policy applies to all of our directors, officers and employees and restricts trading in our securities while in possession of material nonpublic information. The policy prohibits our directors, officers, employees and their designees from engaging in hedging, short sales and other trading techniques that offset any decrease in market value of our equity securities without the approval of our General Counsel. No such approvals were requested in 2017.

Stock Ownership Guidelines/Pledging.     Our stock ownership guidelines, discussed in the CD&A below, require threshold levels of our stock to be held by executive officers, other senior officers and directors. These guidelines exclude any shares that are pledged by our directors and officers.

Controlled Company.     Under the New York Stock Exchange rules, if a company is "controlled" it need not have a majority of independent directors or solely independent compensation or nominating committees. We are a "controlled company" because more than 50% of the voting power for the election of directors is held by Penske Corporation through its voting agreement with Mitsui & Co. and their affiliates. These entities are considered a group due to the provisions of the stockholders agreement between these parties described under "Related Party Transactions." Even though we are a "controlled company," we are fully compliant with the New York Stock Exchange rules for non-controlled companies.

Director Candidates.     When considering new candidates for our Board of Directors, the Nominating and Corporate Governance Committee uses the network of contacts of the Board of Directors to compile potential candidates, but may also engage, if it deems appropriate, a professional search firm. The committee considers whether the nominee would be independent and meets with each candidate to discuss and consider his or her qualifications. The Nominating and Corporate Governance Committee will consider director candidates recommended by stockholders pursuant to procedures outlined below. Stockholder proposals for nominees should be addressed to our Corporate Secretary, Penske Automotive Group, 2555 Telegraph Road, Bloomfield Hills, MI 48302. The committee's evaluation of stockholder-proposed candidates will be the same as for any other candidates.

Director candidate submissions are to include:

•
sufficient biographical information concerning the recommended individual, including age, employment history with employer names and description of the employer's business
•
whether such individual can read and understand basic financial statements
•
a list of board memberships and other affiliations of the nominee
•
a written consent of the individual to stand for election and serve if elected by the stockholders
•
a statement of any relationships between the person recommended and the person submitting the recommendation
•
a statement of any relationships between the candidate and any automotive retailer, manufacturer or supplier
•
proof of ownership by the person submitting the recommendation of at least 500 shares of our common stock for at least one year

Recommendations received by November 27, 2018, will be considered for nomination at the 2019 annual meeting of stockholders. Recommendations received after November 27, 2018 will be considered for nomination at the 2020 annual meeting of stockholders.

Location of Corporate Governance Documents.     Our corporate governance guidelines and the other documents referenced in this section are posted on our website, www.penskeautomotive.com, under the heading "Governance" within the "Investor Relations" section. We have also adopted a Code of Business Conduct and Ethics that applies to all of our employees and directors. We intend to disclose waivers, if any, for our executive officers or directors from the code, and changes to the code, on our website.

Section 16(a) Beneficial Ownership Reporting Compliance.     Section 16(a) of the Securities Exchange Act of 1934 requires our executive officers, directors and persons who beneficially own more than 10% of our stock to file reports of ownership with the SEC. Our employees prepare these reports using information obtained from them and our records. Based solely on our review of such forms received by the Company and the written representations of the reporting persons, the Company has determined that no reporting persons known to the Company were delinquent with respect to their reporting obligations as set forth in Section 16(a) of the Exchange Act, except that Ms. Pierce was late once in 2016 and once in 2017 to report transactions with respect to shares owned jointly with her adult children in the amount of 300 shares and 400 shares, respectively.

Stockholder Nominations and Proposals for 2019.     We must receive any proposals submitted pursuant to Rule 14(a)-8 of the SEC proxy rules intended to be presented to stockholders at our 2019 annual meeting of stockholders at our principal executive offices at 2555 Telegraph Road, Bloomfield Hills, Michigan 48302 for inclusion in the proxy statement by November 14, 2018. These proposals must also meet other requirements of the rules of the SEC relating to stockholder proposals. Stockholders who intend to present an item of business at the annual meeting of stockholders in 2019 (other than a proposal submitted for inclusion in our proxy statement) must follow the procedures set forth in our bylaws and provide us notice of the business no later than February 8, 2019.

Proposal 2 — Ratification of the Selection of our Independent Auditor

Our Audit Committee has selected Deloitte & Touche LLP, the member firm of Deloitte Touche Tohmatsu Limited, and their respective affiliates (collectively referred to as "Deloitte") as our principal independent auditing firm for 2018.

We have determined to submit the selection of auditors to stockholder ratification, even though it is not required by our governing documents or Delaware law. If the selection of Deloitte as our independent auditor is not ratified by our stockholders, our Audit Committee will re-evaluate its selection, taking into consideration the stockholder vote on the ratification and the advisability of selecting new auditors prior to completion of the 2018 audit.

Our Audit Committee is solely responsible for selecting, engaging and terminating our independent auditing firm, and may do so at any time at its discretion. It is anticipated that a representative of Deloitte will be present at the annual meeting with the opportunity to make a statement and to answer appropriate questions.

OUR BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" RATIFICATION OF DELOITTE & TOUCHE LLP AS OUR INDEPENDENT AUDITOR

AUDIT COMMITTEE REPORT

The Audit Committee of the Board of Directors is responsible for providing independent, objective oversight of our accounting functions and internal controls as more fully discussed above under "Our Corporate Governance." The Audit Committee has the sole authority to retain and terminate our independent auditing firm, and is responsible for recommending to the Board of Directors that our financial statements be included in our annual report on Form 10-K.

The Audit Committee took a number of steps in making this recommendation for our 2017 annual report. The Audit Committee discussed with our independent auditing firm those matters required to be discussed by the Public Company Accounting Oversight Board ("PCAOB"), including information regarding their independence and the scope and results of their audit. These communications and discussions were intended to assist the Audit Committee in overseeing the financial reporting and disclosure process. The Audit Committee also discussed the independent auditing firm's independence and received the letters and written disclosures from the independent auditing firm required by the PCAOB. Finally, the Audit Committee reviewed and discussed the annual audited financial statements with our management and the independent auditing firm in advance of the public release of operating results, and before the filing of our annual and quarterly reports with the Securities and Exchange Commission.

Based on the foregoing, and such other matters deemed relevant and appropriate by the Audit Committee, the Audit Committee recommended to the Board of Directors that our audited financial statements be included in our 2017 annual report on Form 10-K as filed with the SEC on February 22, 2018.

The Audit Committee of the Board of Directors
Greg C. Smith (Chair)
John D. Barr
Kimberly J. McWaters
Ronald G. Steinhart

INDEPENDENT AUDITING FIRM FEES

Deloitte & Touche LLP is our principal independent registered public accounting firm. In delivering its audit opinion, Deloitte & Touche LLP has historically relied on the opinions of KPMG LLP, principally in respect of our subsidiary which holds our U.K. operations. In an effort to achieve synergies associated with retaining only one auditing firm, our Audit Committee approved the dismissal of KPMG LLP on May 9, 2017 and Deloitte & Touche LLP is now our sole independent auditor, as previously disclosed.

The reports of KPMG LLP for the fiscal years ended December 31, 2016 and December 31, 2015 did not contain any adverse opinion or disclaimer of opinion, and were not qualified or modified as to uncertainty, audit scope or accounting principle. During our fiscal years ended December 31, 2016 and 2015 and through the subsequent date of dismissal (i) there were no disagreements (as that term is defined in Item 304(a)(1)(iv) of Regulation S-K and the related instructions) between us and KPMG LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which, if not resolved to the satisfaction of KPMG LLP would have caused KPMG LLP to make reference to the subject matter of the disagreement in connection with its reports on our consolidated financial statements for such years, and (ii) there were no "reportable events" (as that term is defined in Item 304(a)(1)(v) of Regulation S-K).

We paid Deloitte & Touche LLP and KPMG LLP the fees described below in 2017 and 2016, all of which services were approved by our Audit Committee:

Audit Services:

•
audits of our consolidated financial statements
•
audits of management's assessment of internal control over financial reporting
•
reviews of quarterly financial statements
•
other services normally provided in connection with statutory or regulatory engagements

Audit Related Services:

•
services in connection with registration statements filed with the Securities and Exchange Commission
•
acquisition due diligence
•
audits of benefit plans
•
consents and comfort letters
•
accounting research and consultation

Tax Fees:

•
services rendered by the independent auditing firms in connection with tax compliance, planning and advice, including in connection with acquisitions.

All Other Fees:

•
primarily related to software charges.

	Deloitte		KPMG
	2017	2016	2017	2016

Audit Fees	$2,967,591	$2,131,685	$60,809	$574,848
Audit Related Fees	199,000	122,100	40,120	203,960
Tax Fees
Tax Compliance	206,891	185,884	—	—
Other Tax Fees	219,807	236,909	—	—
All Other Fees	—	—	—	7,440

Total Fees	$3,593,289	$2,676,578	$100,929	$786,248

The Audit Committee has considered the nature of the above-listed services provided by the independent auditing firm and determined that they are compatible with their provision of independent audit services under relevant guidance. The Audit Committee has discussed these services with the independent auditing firm and management and determined that they are permitted under the Code of Professional Conduct of the American Institute of Certified Public Accountants, the auditor independence requirements of the Public Company Accounting Oversight Board, and the laws and regulations administered by the Securities and Exchange Commission.

Pre-approval Policy.    The Audit Committee has adopted a policy requiring pre-approval of all audit and non-audit services provided by the independent auditing firms. The primary purpose of this policy is to ensure that we engage our public accountants with a view toward maintaining independence. The Audit Committee is required to pre-approve all services relating to work performed for us by our independent auditing firms and related fees. The Audit Committee must also approve fees incurred for pre-approved services that are in excess of the approved amount. Pre-approval of audit and non-audit services and fees may be given at any time up to a year before commencement of the specified service. The Chair of the Audit Committee may independently approve fees and services as long as they are reviewed and ratified by the Audit Committee at its next regularly scheduled meeting. All of the services and related fees set forth above were approved by the Audit Committee in accordance with this policy.

Proposal 3 — Advisory Vote on Executive Compensation

Last year, our stockholders approved the compensation of our named executive officers as described under "Compensation Discussion and Analysis" and "Executive Compensation" with over 99% of the votes cast by our stockholders voting in favor. We annually seek a non-binding advisory vote on our executive compensation and there were not any significant changes to the elements of our 2017 executive compensation. Because your vote is advisory, it will not be binding upon the Compensation and Management Development Committee, however, the committee will take the outcome of the vote into account when making future executive compensation decisions.

Our compensation program is designed to motivate our executive officers to enhance long-term stockholder value and to attract and retain the highest quality executive and key employee talent available. We believe our executive compensation is aligned with increasing the value of our common stock and promoting our key strategies, values and long term financial and operational objectives. In this regard, we note that:

•
Mr. Penske beneficially owns approximately 35 million shares of our common stock, which significantly aligns his interests with the stockholders' interests
•
In the last several years, neither our Chief Executive Officer nor President has received an annual cash bonus as both only have received restricted stock grants in lieu of a cash bonus
•
The named executive officers receive restricted stock grants with vesting provisions weighted towards the third and fourth years and are subject to stock ownership requirements discussed below, which encourages long-term stock ownership
•
We do not have any employment agreements with our named executive officers and have no agreements that provide for severance payments upon termination of employment
•
Our executive officers earn no additional retirement income under any supplemental executive retirement plan

•
Executive officers are subject to a "clawback" of incentive compensation for detrimental conduct to encourage compliance with policies and appropriate behavior and we prohibit our directors, officers and employees from engaging in hedging with respect to our equity securities (as discussed above under "Our Corporate Governance")
•
We structure our compensation practices to be consistent with and support sound risk management. Our compensation committee reviews risk associated with our compensation policies and has determined such risk is not excessive

THE BOARD OF DIRECTORS BELIEVES THAT THE COMPENSATION OF OUR EXECUTIVE OFFICERS IS APPROPRIATE AND RECOMMENDS A VOTE FOR THE FOLLOWING ADVISORY RESOLUTION:

"RESOLVED, that the compensation paid to the Company's named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion is hereby APPROVED."

Executive Officers

Our executive officers are elected by the Board of Directors and hold office until their successors have been duly elected and qualified or until their earlier resignation or removal from office. Biographies of Messrs. Kurnick and Penske are set forth above. Biographies of our other executive officers are provided below:

J.D. Carlson, 48, has served as our Executive Vice President and Chief Financial Officer since June 2015 and prior to that served as our Senior Vice President and Corporate Controller since May 2011. He previously served as our Vice President and Controller since joining our company in April 2006. Prior to joining us, Mr. Carlson was Corporate Controller for Tecumseh Products. He was previously a Senior Manager for PricewaterhouseCoopers, an accounting and financial advisory services firm, which he joined in 1995.

Bud Denker, 59, has served as our Executive Vice President — Human Resources since July 1, 2015. Since September 2017, he also has served as President of Penske Corporation, and he serves as Executive Vice President, Marketing and Communications of Penske Corporation as well as Executive Vice President of Penske Racing. Mr. Denker served as our Executive Vice President — Marketing from July 2005 to June 2015. Prior to joining us, Mr. Denker served as Vice President, Brand and Market Development for Eastman Kodak Company from 2001-2005.

Shane M. Spradlin, 48, has served as our Executive Vice President since February 2010, our General Counsel since December 2007, and our Corporate Secretary since March 2004. Mr. Spradlin joined our Company in March 2003. From 1999 to 2003, he served as Corporate Counsel to Nextel Communications in Reston, Virginia. From 1995 through 1999, Mr. Spradlin was an associate with the New York and Washington, D.C. offices of Latham & Watkins, specializing in corporate finance and mergers and acquisitions.

Compensation Committee Report

The Compensation and Management Development Committee of the Board of Directors has reviewed and discussed the Compensation Discussion and Analysis set forth below with management. Based on this review and these discussions with management, the committee has recommended to our Board of Directors that the Compensation Disclosure and Analysis be included in this Proxy Statement.

The Compensation & Management
Development Committee of the Board of Directors

H. Brian Thompson (Chair)
Lisa Davis
William J. Lovejoy
Sandra A. Pierce

Compensation Discussion and Analysis

Executive Summary.     Our compensation program is designed to motivate our executive officers to enhance long-term stockholder value and to attract and retain the highest quality executive and key employee talent available. We believe our executive compensation should be aligned with increasing the value of our common stock and promoting our key strategies, values and long term financial and operational objectives. As further discussed below:

•
Mr. Penske beneficially owns approximately 35 million shares of our common stock, which significantly aligns his interests with the stockholders' interests
•
In the last several years, neither our Chief Executive Officer nor President has received an annual cash bonus as both only have received restricted stock grants in lieu of a cash bonus
•
The named executive officers receive long-term restricted stock grants with vesting provisions weighted towards the third and fourth years and are subject to stock ownership requirements discussed below, which encourages long-term stock ownership
•
We do not have any employment agreements with our named executive officers and have no agreements that provide for severance payments upon termination of employment
•
Our executive officers earn no additional retirement income under any supplemental executive retirement plan
•
Executive officers are subject to a "clawback" of incentive compensation for detrimental conduct to encourage compliance with policies and appropriate behavior and we prohibit our directors, officers and employees from engaging in hedging with respect to our equity securities (as discussed above under "Our Corporate Governance")
•
We structure our compensation practices to be consistent with and support sound risk management. Our compensation committee reviews risk associated with our compensation policies and has determined such risk is not excessive

In recent years, Mr. Penske has received an annual performance based award payable in shares of restricted stock. For 2017, Mr. Penske was eligible to attain up to 150% of his target performance based award. As detailed below, Mr. Penske achieved 69% of the performance targets listed below, entitling him to approximately $3.45 million in shares of restricted stock granted in February 2018.

In 2017, over 99% of the votes cast by our stockholders approved our 2016 executive compensation and there have not been any significant changes to the elements of our executive compensation in 2017.

Compensation Philosophy.     Other than with respect to Messrs. Kurnick and Penske, the majority of our executive and employee compensation is payable in cash in the short-term, and is comprised principally of salary and cash bonuses. We use cash compensation as the majority of our compensation because we believe it provides the most flexibility for our employees and is less dilutive to existing stockholders than equity compensation. The compensation committee also recognizes that stock prices may reflect factors other than long-term performance, such as general economic conditions and varying attitudes among investors toward the stock market in general and toward automotive retail companies specifically. However, we also provide long-term compensation in the form of restricted stock awards for senior employees. Our restricted stock program awards typically vest over four years, with 70% of any award vesting in the third and fourth years. We believe this long term compensation helps to align management's goals with those of our other stockholders and provides a long-term retention inducement for our key employees, as discussed below under the heading "Incentive Equity Awards."

Outside Advisors and Consultants.     Our compensation committee has full access to any

of our employees and has the authority to hire outside consultants and advisors at its discretion, though it did not do so in 2017. Notwithstanding management's participation in the executive compensation process, all executive officer compensation determinations are made by the committee, using its independent judgment and analysis.

Role of Executive Officers.     The compensation committee relies on our senior management to assist in fulfilling many of its duties, in particular our Executive Vice President — Human Resources and Chief Executive Officer, each of whom attends part of most committee meetings. These executives make recommendations concerning our compensation policies generally, certain specific elements of compensation for senior management (such as equity awards and bonuses), and report to the committee as to company personnel and developments. Our Chief Executive Officer also makes specific compensation recommendations concerning our other executive officers and certain other employees. Our Chief Executive Officer does not participate in determining his own compensation.

Addressing Risk.     Our compensation committee recognizes that any incentive based compensation arrangement induces an inherent element of risk taking by senior management. We incent management through annual discretionary bonuses, restricted stock grants and, in some cases, performance based bonuses. The committee assesses the risk related to our compensation policies for the named executive officers and for the employees generally, and has determined that our compensation arrangements do not lend themselves to unnecessary or excessive risk taking. The committee believes that any inherent risk is mitigated by the following factors:

•
Our compensation recovery policy noted below
•
Our committee's negative discretion to reduce any performance based award
•
Approximately 70% of the equity compensation we issue vests in the third and fourth years
•
Rigorous internal and external audits of our field and consolidated results
•
Our commitment to full compliance with our code of conduct
•
Thorough investigation of all fraud and financial-related complaints, including those received on our anonymous hotline

The responsibilities of the compensation committee and committee member independence are described under "Our Corporate Governance" beginning on page 10.

Compensation Recovery Policy.     We have a policy regarding the recovery of unfairly earned compensation. Under the policy, if our Board determines that a member of management earned performance based compensation or incentive compensation within the last three years due to fraud, negligence or intentional misconduct, and such conduct was a significant contributing factor to our restating our financial statements or the reporting of material inaccuracies relating to financial reporting or other performance metrics used in those awards, our Board has the discretion to cause that employee to repay and/or forfeit all compensation that was expressly conditioned upon the achievement of the misreported financial results.

Equity Award Approval Policy.     We have an equity award approval policy which requires that all equity awards be approved by the committee and that the grant date of all awards except those discussed below shall be the date of the approval by the committee. As part of that policy, the compensation committee delegated to our Chief Executive Officer the authority to grant awards of up to an aggregate of 50,000 shares of our common stock (or stock equivalents) for new hires or spot awards, provided that the awards are reported to the committee at its next meeting. Our compensation committee believes that this delegation of authority allows us to meet our ongoing business needs in a practical manner. Our Chief Executive Officer approved awards for 10,032 shares under that authority in 2017, which awards were ratified by the committee.

 Stock Ownership Guidelines.     Our stock ownership guidelines are designed to align our management and Board members' interests with our stockholders. The guidelines require that officers and directors own the following levels of common stock, expressed as a multiple of base salary.

Executive Officer Level	Multiple of Base Salary

CEO	8x
President	4x
Executive Vice Presidents	2x

Non-employee board members are required to own common stock equal to five times our annual retainer (currently, $40,000 × 5= $200,000). Directors and officers have until the later of five years from adoption of the policy or appointment, to reach the minimum ownership level, though our policy allows extensions at the discretion of the Chair and Lead Director. These guidelines exclude any shares that are pledged by any of our directors and officers.

Determination of Amounts.     The compensation committee reviews and determines all aspects of compensation for our executive officers. In making decisions regarding non-CEO compensation, the committee receives input from our Chief Executive Officer. Except with respect to our annual performance awards to our Chief Executive Officer and President (discussed below), our compensation committee does not use formulas in determining the amount and mix of compensation. The committee believes that solely using annual quantitative performance measurements does not create the appropriate balance of incentives to build long-term value. Thus, the committee evaluates a broad range of qualitative factors, including reliability, a track record of integrity, good judgment, foresight and the ability to lead others.

The committee reviews salary adjustments with a view to maintaining external compensation competitiveness. We annually benchmark competitiveness against a group of publicly traded automotive retailers (Asbury Automotive Group, AutoNation, CarMax, Group 1 Automotive, Lithia Motors and Sonic Automotive). Also, in 2017 we benchmarked our compensation against a broader group of regionally-headquartered automotive companies (American Axle, Adient, BorgWarner, Cooper Standard, Delphi Corporation, Ford Motor Company, General Motors, Lear Corporation, Tower International and Visteon). While we benchmark our compensation, we do not target a specific quartile of pay for our executive officers as compared to our peers.

Deductibility of Executive Compensation.     Section 162(m) of the Internal Revenue Code of 1986, as amended, generally imposes a $1 million per year ceiling on the tax-deductibility of some types of compensation paid to named executive officers of a public company. Prior to 2018, deductibility for compensation above $1 million could be achieved if the remuneration was treated as performance-based. We designed our 2015 Equity Incentive Plan to facilitate the payment of performance-based compensation meeting these tax deductibility rules where appropriate. The Tax Cuts and Jobs Act of 2017 eliminates the "performance-based compensation" exception. Beginning in 2018, all compensation paid to a covered employee in excess of $1 million is now non-deductible.

Our Compensation Program.    Our compensation program primarily consists of four elements:

•
Base salary
•
Annual discretionary cash bonus payments
•
Restricted stock awards
•
Employee health and welfare plan participation and other benefits, such as a vehicle allowance

Base Salary.     The salaries of our executive officers are determined by scope of job responsibility, experience, individual performance, historical salary levels and the benchmarking information discussed above. The committee approves salary levels for executive officers and certain key employees in order to maintain external compensation competitiveness using the benchmarks noted

above, and to reflect the performance of those employees in the prior year and to reflect any change in the employee's responsibilities. The evaluation of the individual's performance is based upon the committee's subjective perception of that performance, based in large part on input from our Chief Executive Officer, when determining non-CEO salary levels, and the factors noted above under "Determination of Amounts."

The committee also considers our Company-wide performance and general economic factors. The items of corporate performance that are considered for our named executive officers are the same as those with respect to the award detailed below under "2017/2018 Compensation." Our compensation committee uses these factors in a subjective evaluation to gauge Company performance, keeping in mind the impact of the general performance of the automotive retail industry.

Annual Bonus Payments.     Our senior management is eligible to receive annual discretionary cash bonus payments. In the past several years, our Chief Executive Officer and President have not received any discretionary bonus payments, receiving only the restricted stock grants resulting from their performance based awards described below under "2017/2018 Compensation" and "President Compensation." We pay annual bonuses to our other executive officers to provide an incentive for future performance and as a reward for performance during the prior year. These discretionary bonus payments are determined in varying degrees based on three criteria:

•
Company-wide performance in the prior year
•
Evaluation of an individual's performance in the prior year
•
Evaluation of the annual performance of an individual's business unit in the prior year

The items of Company-wide performance that are considered for our named executive officers are the same as those detailed below under "2017/2018 Compensation." Our compensation committee uses these factors in a subjective evaluation to gauge Company performance, keeping in mind the impact of the overall performance of the business sectors in which we compete. The evaluation of the individual's performance and the performance of the individual's business unit is based on the committee's perception of that performance, based in part on input from our Chief Executive Officer and the factors noted above under "Determination of Amounts."

Incentive Equity Awards.     In 2017, we issued equity incentive awards under our 2015 Equity Incentive Plan, which provides up to four million shares for equity awards, including awards that are intended to satisfy the requirements of Section 162(m) of the Internal Revenue Code and terminates on May 5, 2020. We have 2,898,519 awards (giving effect to certain forfeitures and shares withheld) available under the plan.

Each member of senior management is eligible to receive a restricted stock award because we believe these awards effectively align management's goals with those of our other stockholders. Restricted stock grants for management typically vest over four years at a rate of 15%, 15%, 20% and 50% per year, and are subject to forfeiture in the event the employee departs from the Company before vesting. We believe these awards provide a longer-term incentive for management because the majority of the award vests in the third and fourth year. We employ this form of compensation in part because many of our initiatives may take several years to yield benefits. We also believe that weighted vesting of these awards provides an additional incentive to retain our valuable employees due to the unvested value that may be created over time. Our restricted stock awards mirror our other outstanding stock, including the right to vote with our other stockholders and receive dividends. Under certain situations, we have issued restricted stock units to employees, in particular in foreign jurisdictions, which do not include voting rights but otherwise mirror the restricted stock awards.

Restricted stock grants are generally discretionary and are based upon the awards granted in the prior year adjusted to reflect changes in the responsibilities of the named executive officers, the individual's performance and Company-wide performance measures detailed below under "2017/2018 Compensation," keeping in mind the overall performance of the business sectors in which we compete. The amounts are also established to induce retention, as the awards are the sole aspect of long-term compensation for our named executive officers. In 2017, the committee approved the grant of approximately 337,381 incentive equity awards (representing approximately 0.4% of our current outstanding equity), including the awards relating to the 2017 management incentive awards for our Chief Executive Officer and President but excluding awards to our non-employee directors.

Other Compensation.     We may also provide employees with selected other benefits or perquisites in order to attract and retain highly skilled employees. With respect to health and welfare benefits, the committee believes that our employees should receive a meaningful benefit package commensurate with those of other automotive retailers, recognizing the increasing cost of those benefits in recent years. We also provide our U.S. employees with company matching under our 401(k) plan.

Beginning in 2018, eligible employees, including our named executive officers, may defer up to 50% of their base salary and up to 100% of their bonus compensation pursuant to the Penske Automotive Group, Inc. Deferred Compensation Plan, effective January 1, 2018 (the "Deferred Compensation Plan"). The Deferred Compensation Plan is an unfunded, non-qualified deferred compensation plan which provides the opportunity to accumulate additional savings for retirement on a tax deferred basis. The Company does not match funds deferred through this plan.

Our named executive officers and directors are also provided with an automobile allowance or the use of a company vehicle. From time to time, we may provide other benefits to certain members of our senior management, such as payment for a country club membership or tax gross-ups for certain items. We have valued these benefits in the following disclosure tables based on our cost except for situations where the employee or director has used a company owned vehicle, in which case we have used Internal Revenue Service guidelines. We review these benefits on a case-by-case basis and believe, if limited in scope, such benefits can provide an incentive to long term performance and help retain our valuable employees.

No Employment Agreements or Pre-arranged Severance Compensation.     None of our current executive officers have been provided an employment agreement, nor are they entitled to any pre-arranged severance compensation. We believe our mix of short-term and long-term compensation provides a retention incentive that makes an employment contract unnecessary, while providing us flexibility with respect to managing the departure of an executive officer. Our lack of pre-arranged severance compensation is consistent with our performance based compensation philosophy, and provides us the flexibility to enter into post-employment arrangements based on circumstances existing upon departure. We have historically entered into varying types of severance arrangements with departing members of our senior management, which have included vesting of restricted stock and consulting agreements, as we believe it may be important to have continuing access to these individuals' knowledge base and guidance. In the event we employ consulting agreements, we have typically obtained a non-compete agreement with these individuals. With respect to a change in control, none of our current executive officers have been guaranteed any change of control payments, however, certain of our outstanding restricted stock grants provide that in the event of a change of control, the award will vest.

2017/2018 Compensation

Chief Executive Officer Compensation.     Our compensation committee established 2017 performance targets for a performance based award for Mr. Penske in February 2017. The award established a threshold payout of $2.5 million (50% of target), a target payout of $5.0 million (100% of target) and a maximum potential payout of $7.5 million (150% of target)

to be paid in shares of restricted stock to be granted in 2018. Mr. Penske achieved 69% of the performance metrics noted below, which entitled him to approximately $3.45 million in shares of restricted stock granted in February 2018 calculated by dividing the total award achieved by the average PAG stock price for each trading day in 2017 resulting in an award of 74,434 shares of restricted stock, vesting over a four year period in accordance with the committee's equity award approval policy. Mr. Penske did not receive an annual cash bonus because he received this restricted stock grant in lieu of a cash bonus.

The specific 2017 performance objectives and related performance were as follows:

Objective	Result	% of Award	Achievement

• EBITDA (earnings before interest, taxes, depreciation and amortization) of $735 million (100% attainment). EBITDA below $683 million results in no attainment, EBITDA of $683 million results in 50% attainment, and EBITDA of $770 million yields 200% attainment.(1)(2)	$750.7 million	20%	29%
• Compliance with the covenants in our U.S. and U.K. credit facilities	Compliant	10%	10%
• Earnings per share of $4.28 to $4.35 (100% attainment). EPS of $3.93 to $4.27 (50% attainment) and EPS over $4.35 (200% attainment)(1)	$4.31	10%	10%
• Operating margin of 3.0% to 3.19% (100% attainment), operating margin of 2.9% to 2.99% (50% attainment) and above 3.2% (150% attainment)(1)(3)	Did not achieve	10%	0%
• Common stock price performance exceeds the S&P 500 Index during 2017 (100% attainment). Performance below the S&P 500 results in no attainment and outperformance by 7.5% to 15% yields 125% attainment and outperformance by more than 15% or more yields 150% attainment	Did not achieve	10%	0%
• Customer satisfaction scores exceed manufacturer objectives at 90% of our U.S. franchises	Exceeds	10%	10%
• No material weaknesses in our internal controls	None	10%	10%
• Reduce selling, general and administrative expense as a percentage of gross profit by more than 100 basis points (100% attainment). Reduction below 10 basis points results in no attainment, reduction of 10 to 50 basis points results in 25% attainment, reduction of 51 to 75 results in 50% attainment and reduction of 76 to 100 results in 75% attainment	Did not achieve	10%	0%
• Same-store revenue growth of 5% (100% attainment). Growth below 5% results in no attainment, and growth of 10% yields 200% attainment.(2)	Did not achieve	10%	0%
Total		100%	69%
(1)
This performance target excludes income or loss from discontinued operations, extraordinary items, changes in accounting principles, or any items of gain or loss relating to strategic or financial restructurings, the divestiture of assets or a business and, in each case, only if excluded from the definition of consolidated net income under the Company's U.S. credit agreement.

(2)
Performance between these amounts yields pro rata attainment.

(3)
Operating margin is the ratio of operating income to total revenue.

In February 2018, the committee established a similar performance based award for Mr. Penske with respect to 2018, with a threshold payout of $2.5 million (50% of target), a target payout of $5.0 million (100% of target) and a maximum potential payout of $7.5 million (150% of target) to be paid in shares of restricted stock to be granted in 2019 calculated by dividing the resulting total award achieved by the average PAG stock price for each trading day in 2018. The performance objectives for 2018 are as follows:

Objective	% of Award

• EBITDA (earnings before interest, taxes, depreciation and amortization) of $835 million (100% attainment), EBITDA below $775 million results in no attainment, EBITDA of $775 million results in 50% attainment, and EBITDA of $875 million yields 200% attainment.(1)	20%
• Compliance with the covenants in our U.S. and U.K. credit facilities	10%
• Comparative earnings per share of $5.00 to $5.10 (100% attainment), EPS of $4.75 to $4.99 (50% attainment) and EPS over $5.10 (200% attainment)	10%
• Operating margin of 2.94% to 3.13% (100% attainment), operating margin of 2.84% to 2.93% (50% attainment) and above 3.13% (150% attainment)(2)	10%
• Common stock price performance exceeds performance of 5 of 8 selected peer group companies during 2018 (100% attainment). Outperformance of 4 of 8 yields 50% attainment, 6 of 8 yields 125% attainment, 7 of 8 yields 150% attainment and 8 of 8 yields 200% attainment.(3)	10%
• Customer satisfaction scores exceed manufacturer objectives at 90% of our U.S. franchises	10%
• No material weaknesses in our internal controls	10%
• Reduce selling, general and administrative expense as a percentage of gross profit by more than 100 basis points (100% attainment). Reduction below 10 basis points results in no attainment, reduction of 10 to 50 basis points results in 25% attainment, reduction of 51 to 75 basis points results in 50% attainment and reduction of 76 to 100 basis points results in 75% attainment	10%
• Same-store revenue growth of 1.51% to 2.5% (100% attainment). Growth of 1% to 1.5% results in 50% attainment, and growth above 2.51% yields 150% attainment.	10%
Total	100%
(1)
Performance between these amounts yields pro rata attainment.

(2)
Operating margin is the ratio of operating income to total revenue.

(3)
The peer group companies for this purpose are Asbury Automotive, CarMax, Lithia Automotive, Group 1 Automotive, Sonic Automotive, Ryder, Pendragon PLC (U.K.), and Lookers Motor Group (U.K.).

 President Compensation.     In February 2017, the committee established a similar performance based award for Mr. Kurnick with respect to 2017, with a threshold payout of $500,000 (50% of target), a target payout of $1,000,000 (100% of target) and a maximum potential payout of $1.5 million (150% of target) to be paid in shares of restricted stock to be granted in 2018. The performance objectives and component percentages are the same as those set forth above with respect to the 2017 award for Mr. Penske. Mr. Kurnick achieved 69% of the performance metrics noted above, which entitled him to approximately $690,000 in shares of restricted stock granted in February 2018 calculated by dividing the total award achieved by the average PAG stock price for each trading day in 2017 resulting in an award of 14,887 shares of restricted stock, vesting over a four year period in accordance with the committee's equity award approval policy. Mr. Kurnick did not receive an annual cash bonus because he received this restricted stock grant in lieu of a cash bonus.

In February 2018, the committee established a similar performance based award for Mr. Kurnick with respect to 2018, with a threshold payout of $500,000 (50% of target), a target payout of $1.0 million (100% of target) and a maximum potential payout of $1.5 million (150% of target) to be paid in shares of restricted stock to be granted in 2019 calculated by dividing the resulting total award achieved by the average PAG stock price for each trading day in 2018. The performance objectives and component percentages are the same as those set forth above with respect to the 2018 award for Mr. Penske.

The level of compensation paid to Mr. Kurnick reflects that he devotes a percentage of his time to Penske Corporation, serving as its Vice Chair, for which he is compensated by Penske Corporation. Our committee does not track the exact percentage of time spent on Penske Automotive matters, recognizing that the amount varies from year to year, but it is generally expected to represent approximately 75% of his time. In determining Mr. Kurnick's pay, our compensation committee considers the impact of the time Mr. Kurnick spends on Penske Automotive matters, including the benefits of his leadership capabilities.

Other Executive Officer Compensation.     Mr. Denker, our Executive Vice President — Human Resources also serves as the President and Executive Vice President, Marketing and Communications for Penske Corporation and the Executive Vice President of Penske Racing, a wholly owned subsidiary of Penske Corporation, for which he receives additional compensation from Penske Corporation.

In February 2018, Messrs. Carlson, Denker and Spradlin also received performance based awards with respect to 2018 with a threshold payout of $250,000 (50% of target), a target payout of $500,000 (100% of target) and a maximum payout of $750,000 (150% of target) to be paid in shares of restricted stock in 2019 calculated by dividing the resulting total award achieved by the average PAG stock price for each trading day in 2018. The performance objectives and component percentages are the same as those set forth above with respect to the 2018 award for Mr. Penske, except for the omission of the customer satisfaction objective, which percentage amounts were instead allocated evenly to the covenant compliance and the internal controls objectives.

Each of our named executive officers received the stock awards and bonuses set forth in the tables below. In addition, in February 2018, Messrs. Carlson, Denker and Spradlin each received 6,721 shares of restricted stock, vesting over four years at a rate of 15%, 15%, 20% and 50% as part of our annual grant under the 2015 Equity Incentive Plan. We were reimbursed approximately five percent of Mr. Spradlin's base salary by Penske Corporation to reflect his efforts on behalf of Penske Corporation. The full amount of Mr. Spradlin's base salary is shown in the table below.

Executive Compensation

The following table contains information concerning 2017 annual and long-term compensation for our Chief Executive Officer, Chief Financial Officer and each of our three other most highly compensated executive officers, collectively referred to as the "named executive officers." For a discussion of our methodology in valuing the items set forth under "All Other Compensation," see "CD&A — Other Compensation."

2017 Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)		All Other Compensation ($)		Total ($)

Roger S. Penske	2017	$1,375,000	—	$5,000,000	(2)	$432,491	(3)	$6,807,491
Chief Executive Officer	2016	1,200,000	—	5,000,000		337,331		6,537,331
	2015	1,200,000	—	5,000,000		333,691		6,533,691

Robert H. Kurnick, Jr.	2017	787,500	—	1,000,000	(4)	164,130	(5)	1,951,630
President	2016	700,000	—	1,000,000		153,065		1,853,065
	2015	700,000	—	1,000,000		149,518		1,849,518

J.D. Carlson	2017	522,917	300,000	200,000		70,222	(6)	1,093,139
Executive Vice President & Chief	2016	475,000	265,000	180,550		60,974		981,524
Financial Officer	2015	432,372	175,000	369,975		43,505		1,020,852

Bud Denker	2017	523,958	300,000	200,000		18,423	(7)	1,042,381
Executive Vice President —	2016	500,000	265,000	180,550		15,088		960,638
Human Resources	2015	300,909	200,000	191,480		5,525		697,914

Shane M. Spradlin	2017	523,958	300,000	295,001		74,809	(8)	1,193,768
Executive Vice President, General	2016	500,000	265,000	270,825		74,148		1,109,973
Counsel & Secretary	2015	479,327	250,000	359,025		67,314		1,155,666
(1)
These amounts represent the grant date fair value of awards computed in accordance with FASB ASC Topic 718 in connection with restricted stock awards granted under our 2012 Equity Incentive Plan and 2015 Equity Incentive Plan. The 2012 Equity Incentive Plan was terminated in November 2015, but outstanding awards granted under the plan will remain subject to the terms of the plan.

(2)
In February 2017, Mr. Penske received an equity incentive plan-based award payable upon achievement of 2017 performance targets. The 2017 award established a threshold payout of $2.5 million (50% of targets), a target payout of $5.0 million (100% of targets) and a maximum potential payout of $7.5 million (150% of targets) to be paid in shares of restricted stock to be granted in 2018. Mr. Penske achieved 69% of the performance metrics relating to this award, which entitled him to approximately $3.45 million in shares of restricted stock granted in February 2018. See the narrative discussion following this table for further discussion of this award.

(3)
Consists of $382,491 of dividends on unvested restricted stock awards and $50,000 in charitable donations pursuant to our director charitable matching program.

(4)
In February 2017, Mr. Kurnick received an equity incentive plan-based award payable upon achievement of 2017 performance targets. The 2017 award established a threshold payout of $500,000 (50% of targets), a target payout of $1.0 million (100% of targets) and a maximum potential payout of $1.5 million (150% of targets) to be paid in shares of restricted stock to be granted in 2018. Mr. Kurnick achieved 69% of the performance metrics relating to this award, which entitled him to approximately $690,000 in shares of restricted stock granted in February 2018. See the narrative discussion following this table for further discussion of this award.

(5)
Represents $37,670 for an automobile allowance, $50,000 in charitable donations pursuant to our director charitable matching program and $76,460 in dividends on unvested restricted stock awards.

(6)
Represents $27,600 for an automobile allowance, matching funds under our U.S. 401(k) plan, company-sponsored life insurance, company-sponsored lunch program, spousal travel costs, personal use of sporting event tickets, dividends on unvested restricted stock awards, and a tax allowance of $7,263.

(7)
Consists of dividends on unvested restricted stock.

(8)
Represents an automobile allowance, company-sponsored life insurance, matching funds under our U.S. 401(k) plan, company-sponsored lunch program, payments for a country club membership, personal use of sporting event tickets, $31,752 in dividends on unvested restricted stock and a tax allowance of $3,945.

Grants of Plan-Based Awards in 2017

	Estimated Future Payouts under Equity Incentive Plan Awards				All other Awards: Number of Shares	Grant Date Fair Value of Stock
Name and Principal Position	Grant Date	Threshold ($)	Target ($)	Maximum ($)	of Stock	Awards ($)

Roger S. Penske	2/8/2017	2,500,000	5,000,000	$7,500,000		$5,000,000
Chief Executive Officer	2/8/2017				87,085	3,540,000

Robert H. Kurnick, Jr.	2/8/2017	500,000	1,000,000	$1,500,000		1,000,000
President	2/8/2017				17,417	708,000

J.D. Carlson	2/8/2017				3,861	200,000
Executive Vice President &
Chief Financial Officer

Bud Denker	2/8/2017				3,861	200,000
Executive Vice President —
Human Resources

Shane M. Spradlin	2/8/2017				5,695	295,001
Executive Vice President,
General Counsel & Secretary

This table reflects two years of awards for Messrs. Penske and Kurnick: the 2016 awards attained that were paid in the form of restricted stock in 2017, and the awards relating to 2017 that were paid in 2018.

Narrative Discussion of Summary Compensation Table and Plan Based Awards

The amounts set forth in the two preceding tables reflect payments and awards to our named executive officers based on the principles and descriptions discussed under "CD&A."

Mr. Penske's Performance Based Award.    Our compensation committee established 2017 performance targets for a performance based award for Mr. Penske in February 2017. The award established a threshold payout of $2.5 million (50% of target), a target payout of $5.0 million (100% of target) and a maximum potential payout of $7.5 million (150% of target) to be paid in shares of restricted stock to be granted in 2018. Mr. Penske achieved 69% of the performance metrics noted above relating to this award, which entitled him to approximately $3.45 million in shares of restricted stock granted in February 2018, as more fully discussed above in "CD&A — Chief Executive Officer Compensation." Mr. Penske did not receive an annual cash bonus because he received this restricted stock grant in lieu of a cash bonus.

Mr. Kurnick's Performance Based Award.    In February 2017, the committee established a similar performance based award for Mr. Kurnick with respect to 2017, with a threshold payout of $500,000 (50% of target), a target payout of $1.0 million (100% of target) and a maximum potential payout of $1.5 million (150% of target) to be paid in shares of restricted stock to be granted in 2018. Mr. Kurnick achieved 69% of the performance metrics noted above relating to this award, which entitled him to approximately $690,000 in shares of restricted stock granted in February 2018, as more fully discussed above in "CD&A — President Compensation." Mr. Kurnick did not receive an annual cash bonus because he received this restricted stock grant in lieu of a cash bonus.

Other Restricted Stock Awards.    The equity awards granted in February 2017 to Messrs. Carlson, Denker and Spradlin were awarded as part of an annual grant of restricted stock pursuant to the terms of the 2015 Equity Incentive Plan. These awards each vest annually on June 1 over four years at a rate of 15%, 15%, 20% and 50% and were issued based on principles described in the "CD&A — Incentive Equity Awards."

Outstanding Equity Awards at 2017 Year-End

	Stock Awards
Name	Number of Shares of Stock That Have Not Vested (#)		Market Value of Shares of Stock That Have Not Vested(1)

Roger S. Penske	328,279	(2)	$15,708,150
Chief Executive Officer
Robert H. Kurnick, Jr.	66,308	(3)	$3,172,838
President
J.D. Carlson	15,486	(4)	$741,005
Executive Vice President & Chief Financial Officer
Bud Denker	12,661	(5)	$605,829
Executive Vice President — Human Resources
Shane M. Spradlin	20,981	(6)	$1,003,941
Executive Vice President, General Counsel & Secretary

(1) Market value is based upon the closing price of our common stock on December 29, 2017 ($47.85).
(2) These restricted shares vest as follows:
June 1, 2018 – 91,092	June 1, 2021 – 58,430
June 1, 2019 – 74,142	June 1, 2022 – 37,217
June 1, 2020 – 67,398
(3) These restricted shares vest as follows:
June 1, 2018 – 19,008	June 1, 2021 – 11,686
June 1, 2019 – 14,691	June 1, 2022 – 7,444
June 1, 2020 – 13,479
(4) These restricted shares vest as follows:
June 1, 2018 – 4,954	June 1, 2020 – 3,272
June 1, 2019 – 5,329	June 1, 2021 – 1,931
(5) These restricted shares vest as follows:
June 1, 2018 – 3,879	June 1, 2020 – 3,272
June 1, 2019 – 3,579	June 1, 2021 – 1,931
(6) The restricted shares vest as follows:
June 1, 2018 – 7,140	June 1, 2020 – 4,889
June 1, 2019 – 6,104	June 1, 2021 – 2,848

 Option Exercises and Stock Vested During 2017

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)

Roger S. Penske	102,699	$4,444,813
Chief Executive Officer
Robert H. Kurnick, Jr.	19,131	827,990
President
J.D. Carlson	5,475	236,958
Executive Vice President & Chief Financial Officer
Bud Denker	4,050	175,284
Executive Vice President — Human Resources
Shane M. Spradlin	8,714	377,142
Executive Vice President, General Counsel & Secretary

Pension Benefits and Nonqualified Deferred Compensation

Our executive officers are not eligible to participate in any defined benefit compensation plans. Effective January 1, 2018, certain corporate officers, including our named executive officers, may defer up to 50% of their base salary and up to 100% of their bonus compensation pursuant to the Company's Deferred Compensation Plan discussed above. The Company does not match funds deferred through this plan.

"Golden Parachutes" or Termination/Change in Control Payments

None of our current executive officers have been provided an employment agreement, nor are they entitled to any pre-arranged severance compensation. With respect to a change in control, none of our current executive officers have been guaranteed any change of control payments, however, our outstanding restricted stock grants provide that in the event of a change of control the award will vest. Based on a closing stock price of $46.91 on March 13, 2018, the following number of shares would vest assuming a change of control occurred on that date: Roger Penske 328,279 shares ($15,399,568), Robert Kurnick 66,308 shares ($3,110,508), Shane Spradlin 27,742 shares ($1,301,377), J.D. Carlson 22,247 shares ($1,043,607) and Bud Denker 19,422 shares ($911,086).

CEO Pay Ratio.     As required by the Dodd-Frank Wall Street Reform and Consumer Protection Act, and applicable SEC rules, we are providing the following information about the relationship of the median annual total compensation of our employees and the annual total compensation of Roger S. Penske, our Chief Executive Officer. For the year ended December 31, 2017:

•
the estimated median of the annual total compensation of our employees other than Mr. Penske, was $40,409; and
•
the annual total compensation of Mr. Penske described elsewhere in this Proxy Statement was $6,807,491.

Based on this information, the ratio of the annual total compensation of Mr. Penske to the median of the annual total compensation of all employees was estimated to be 168 to 1.

To identify the median of the annual total compensation of our worldwide employee population, as well as to calculate the annual total compensation of the "median employee" from this population, our methodology necessarily involved certain material assumptions, adjustments, and estimates as permitted by SEC rules and interpretations. As of December 31, 2017, our worldwide employee population consisted of approximately 26,300 individuals. We selected December 31, 2017 as the date upon which we would identify the median employee. In identifying the median employee, we have excluded from our employee population all of the employees in the following jurisdictions as permitted by SEC rules and interpretations based on the small number of employees located in each: Canada (219), New Zealand (85) and Italy (535).

To identify the median employee from our employee population, we compared the amount of U.S. gross taxable wages or equivalent foreign metric of our employees as reflected in our payroll records. Once we identified our median employee, we combined all of the elements of such employee's compensation for 2017 in accordance with the SEC's requirements, resulting in annual total compensation of $40,409. With respect to the annual total compensation of Mr. Penske, we used the amount reported in the "Total" column of our 2017 Summary Compensation Table included in this Proxy Statement.

Director Compensation

The Board of Directors believes that its members should receive a mix of cash and equity compensation, with the option to receive certain compensation in the form of equity. The Board of Directors approves changes to director compensation only upon the recommendation of the Compensation and Management Development Committee, which is composed solely of independent directors. Although all of our directors are eligible for our charitable donation matching program discussed below, only those directors who are not our employees are eligible for director compensation.

Annual Fee and Stock Award.     Each non-employee director receives an annual fee of $40,000, except for audit committee members, who receive $45,000. Committee chairs receive an additional $5,000. These fees are payable, at the option of each non-employee director, in cash or common stock valued on the date of receipt (generally in the fourth quarter of the year of service). Our non-employee directors also receive an annual grant of 4,000 shares of stock.

Option to Defer Receipt until Termination of Board Service.     Under our Non-Employee Director Compensation Plan, the annual fee and equity awards earned by our non-employee directors may be deferred in either cash (for the annual fee) and/or deferred stock. Each deferred stock unit is equal in value to a share of common stock, and ultimately will be paid in cash after a director retires. These stock units do not have voting rights, but do receive dividends in the form of additional stock units which are credited to the director's account on the date dividends are paid. All cash fees deferred are held in our general funds, and interest on such deferred fees is credited to the director's account at the then current U.S. 90-day Treasury bill rate on a quarterly basis.

Charitable Donation Matching Program.     All directors are eligible to participate in a charitable matching gift program. Under this program, in 2017 we matched up to $50,000 per year in contributions by each director to institutions qualified as tax-exempt organizations under 501(c)(3) of the Internal Revenue Code and other institutions approved at the discretion of management. We may decline to match any contribution to an institution with goals that are incompatible with ours, or due to conflicts with our director independence policy. This program is not available for matching of political contributions. While the contributions are directed by our directors, we retain the tax deduction for matching contributions paid by us.

Other Amounts.     As part of our director continuing education program, each director is eligible to be reimbursed by us for the cost and expenses relating to one education seminar per year. These amounts are excluded from the table below. Each non-employee director is also entitled to the use of a company vehicle, including the cost of routine maintenance and repairs and company-sponsored automobile insurance relating to that vehicle. Beginning in 2018, for any director who declines the use of a company-sponsored vehicle, we will provide a $20,000 cash payment in lieu of the company-sponsored vehicle. All directors are also entitled to reimbursement for their reasonable out-of-pocket expenses in connection with their travel to, and attendance at, meetings of the Board of Directors or its committees. Because we expect attendance at all meetings, and a substantial portion of the Board of Directors' work is done outside of formal meetings, we do not pay meeting fees.

 2017 Director Compensation Table

Our directors serving in 2017 who are also our employees (Messrs. Kurnick, Penske and Sasaki) receive no additional compensation for serving as directors, though they are eligible for the charitable matching program noted above.

Name	Fees Earned or Paid in Cash(1)		Stock Awards(2)	All Other Compensation(3)	Total

John D. Barr	$45,000		$192,520	$95,926	$333,446
Lisa A. Davis	26,667	(4)	192,520	62,983	282,170
Michael R. Eisenson	46,667	(4)	192,520	69,099	308,286
William J. Lovejoy	40,000		192,520	76,737	309,257
Kimberly J. McWaters	50,000		192,520	56,986	299,506
Lucio A. Noto	40,000		192,520	85,901	318,421
Greg Penske	13,260	(4)	0	0	13,260
Roger S. Penske, Jr.	26,667	(4)	192,520	50,000	269,187
Sandra A. Pierce	40,000		192,520	74,386	306,906
Greg C. Smith	16,667	(4)	192,520	49,800	258,987
Ronald G. Steinhart	45,000		192,520	69,445	306,965
H. Brian Thompson	45,000		192,520	79,973	317,493
  (1)
  Messrs. Eisenson, Lovejoy and Noto, Ms. Davis and Ms. Pierce elected to receive equity in lieu of a cash retainer for 2017. Mr. Thompson elected to receive 50% of his retainer in equity in 2017.

  (2)
  These amounts represent the grant date fair value of awards computed in accordance with FASB ASC Topic 718 in connection with stock awards granted under our 2015 Equity Incentive Plan, and excludes the amount of any equity compensation received in lieu of cash noted in footnote one.

  (3)
  See the following table for a description of these amounts and other information.

  (4)
  Reflects payment for a partial year of service on the Board or relevant committee.

Director Other Compensation

Name	Company Sponsored Vehicle	Charitable Match	Total	Deferred Stock Units at 12/31/17

John D. Barr	$45,926	$50,000	$95,926	31,699
Lisa A. Davis	12,983	50,000	62,983	4,554
Michael R. Eisenson	19,099	50,000	69,099	0
William J. Lovejoy	26,737	50,000	76,737	74,454
Kimberly J. McWaters	24,486	32,500	56,986	30,156
Lucio A. Noto	35,901	50,000	85,901	51,900
Roger S. Penske, Jr.	—	50,000	50,000	0
Sandra A. Pierce	24,386	50,000	74,386	4,000
Greg C. Smith	—	49,800	49,800	4,000
Ronald G. Steinhart	19,445	50,000	69,445	0
H. Brian Thompson	29,973	50,000	79,973	0

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth information with respect to the beneficial ownership of our common stock as of March 13, 2018 by (1) each person known to us to own more than five percent of our common stock, (2) each of our directors, (3) each of our named executive officers and (4) all of our directors and executive officers as a group.

"Beneficial ownership" is determined in accordance with the rules of the SEC and includes voting and investment power with respect to shares, including shares of restricted but unvested stock. The percentage of ownership is based on 86,107,693 shares of our common stock outstanding on March 13, 2018. Unless otherwise indicated in a footnote, each person identified in the table below has sole voting and dispositive power with respect to the common stock beneficially owned by that person and none of the shares are pledged as security.

Name of Beneficial Owner	Economic Ownership(1)	Beneficial Ownership(2)		Percent

Principal Stockholders
Penske Corporation(3)	34,181,121	34,181,121		39.7%
2555 Telegraph Road, Bloomfield Hills, MI 48302-0954
Mitsui(4)	14,455,221	14,455,221		16.8%
1-3, Marunouchi, 1-Chome, Chiyoda-ku, Tokyo, Japan 100-8631

Current Directors and Nominees
John D. Barr	50,938	19,000		*
Lisa A. Davis	4,588	0		*
Wolfgang Dürheimer	0	0		*
Michael R. Eisenson	96,657	96,657		*
Robert H. Kurnick, Jr.(5)	93,120	93,120		*
William J. Lovejoy	91,016	16,000		*
Kimberly J. McWaters	49,308	18,924		*
Lucio A. Noto	96,965	44,674		*
Roger S. Penske(6)	35,293,254	35,293,254		41.0%
Roger S. Penske, Jr.	5,624	1,594	(7)	*
Sandra A. Pierce	25,101	19,150	(8)	*
Kanji Sasaki	0	0		*
Greg C. Smith	4,030	0		*
Ronald G. Steinhart	53,400	53,400		*
H. Brian Thompson	89,028	89,028		*

Officers Who Are Not Directors
J.D. Carlson(5)	31,605	31,605		*
Bud Denker(5)	29,004	29,004		*
Shane M. Spradlin(5)	47,759	47,759		*
All directors and named executive officers (17 persons)	36,061,397	35,853,169		41.6%
  *
  Less than 1%

  (1)
  Economic Ownership is defined as "Beneficial Ownership" (see footnote 2), plus the amount of deferred stock units held by certain non-employee directors in connection with their director compensation.

  (2)
  Pursuant to the regulations of the SEC, shares are deemed to be "beneficially owned" by a person if such person has the right to acquire such shares within 60 days or directly or indirectly has or shares the power to vote or dispose of such shares.

  (3)
  Penske Corporation is the beneficial owner of these shares of common stock, of which it has shared power to vote and dispose together with a wholly owned subsidiary. All of the shares deemed owned by Penske Corporation are pledged under a loan facility. Penske Corporation also has the right to vote the shares owned by the Mitsui entities (see note 4) under certain circumstances discussed under "Certain Relationships and Related Party Transactions." If these shares were deemed to be beneficially owned by Penske Corporation, its beneficial ownership would be 48,636,342 shares or 56.5%.

  (4)
  Represents 2,890,645 shares held by Mitsui & Co., (U.S.A.), Inc. and 11,564,576 shares held by Mitsui & Co., Ltd.

  (5)
  Includes for Mr. Kurnick, 66,308 shares of restricted stock, for Mr. Carlson, 22,247 shares of restricted stock, for Mr. Denker, 19,422 shares of restricted stock, and for Mr. Spradlin, 27,742 shares of restricted stock.

  (6)
  Includes the 34,181,121 shares deemed to be beneficially owned by Penske Corporation, as to all of which shares Mr. Penske may be deemed to have shared voting and dispositive power. Mr. Penske is the Chair and Chief Executive Officer of Penske Corporation. Mr. Penske disclaims beneficial ownership of the shares beneficially owned by Penske Corporation, except to the extent of his pecuniary interest therein. Penske Corporation also has the right to vote the shares owned by the Mitsui entities (see note 4) under certain circumstances discussed under "Certain Relationships and Related Party Transactions." If these shares were deemed to be beneficially owned by Mr. Penske, his beneficial ownership would be 49,748,475 shares or 57.8%. In addition, Mr. Penske has shared voting power with respect to 454,361 of these shares. These figures include 328,279 shares of restricted stock.

  (7)
  Mr. Penske, Jr. has shared voting power with respect to these shares.

  (8)
  Ms. Pierce has shared voting power with respect to these shares.

Related Party Transactions

Our Board of Directors has adopted a written policy with respect to the approval of related party transactions. Under the policy, related party transactions valued over $5,000 must be approved by a majority of either the members of our Audit Committee or our disinterested Board members. Our Audit Committee approves all individual related party transactions valued below $1 million, all multiple-payment transactions valued below $5 million (such as a lease), and any transaction substantially similar to a prior year's transaction (regardless of amount). Our Board, by a vote of the disinterested directors, reviews and approves all other related party transactions. At each regularly scheduled meeting, our Audit Committee reviews any proposed new related party transactions for approval and reviews the status of previously approved transactions. Each of the transactions noted below was approved by our Board of Directors or Audit Committee pursuant to this policy.

Stockholders Agreement and Stock Purchase Agreement.     Entities affiliated with Roger S. Penske, our Chair of the Board and Chief Executive Officer, are parties to a stockholders agreement described below. Mr. Penske is also Chair of the Board and Chief Executive Officer of Penske Corporation, and, through entities affiliated with Penske Corporation, our largest stockholder. The parties to the stockholders agreement are Mitsui & Co., Ltd., Mitsui & Co, (USA), Inc. (collectively, "Mitsui"), Penske Corporation and Penske Automotive Holdings Corp. (collectively the "Penske companies").

Pursuant to the stockholders agreement, the Penske companies agreed to vote their shares for up to two directors who are representatives of Mitsui and Mitsui agreed to vote its shares for up to fourteen directors voted for by the Penske companies. In addition, the Penske companies agreed that if they transfer any of our shares of common stock, Mitsui would be entitled to "tag along" by transferring a pro rata amount of its shares upon similar terms and conditions, subject to certain limitations. This agreement terminates in 2024, or, if earlier, upon the mutual consent of the parties or when either party no longer owns any of our common stock.

Registration Rights Agreements.     Both the Penske companies and Mitsui possess registration rights pursuant to which they are able on two remaining occasions each to register all or part of our common stock held by them, subject to specified limitations. They are also entitled to request inclusion of all or any part of their common stock in any registration of securities by us on Forms S-1 or S-3 under the Securities Act of 1933, as amended.

Other Related Party Interests.     Several of our directors and officers are affiliated with Penske Corporation or related entities. Mr. Penske is a managing member of certain investment vehicles of Transportation Resource Partners, an organization that undertakes investments in transportation-related industries. Greg Penske, Roger Penske's son, was one of our directors through May 9, 2017 and Roger S. Penske, Jr., also Roger Penske's son, is one of our directors. Robert Kurnick, our President and a Director, is also the Vice Chair and a Director of Penske Corporation. Mr. Denker, our Executive Vice President — Human Resources is the President of Penske Corporation. Mr. Eisenson, one of our directors, joined the board of directors of Penske Corporation in August 2017. In 2017, we were reimbursed approximately five percent of the base salary of Shane Spradlin, our General Counsel, by Penske Corporation to reflect his efforts on behalf of Penske Corporation affiliates. These employees or directors may receive salary, bonus or other compensation from Penske Corporation or its affiliates unrelated to their service at Penske Automotive. Our director Lucio A. Noto is an investor in Transportation Resource Partners.

Penske Truck Leasing.     We own a 28.9% interest in Penske Truck Leasing Co., L.P. ("PTL"), a leading provider of transportation services and supply chain management. PTL is capable of meeting customers' needs across the supply chain with a broad product offering that includes full-service truck leasing, truck rental and contract maintenance, along with logistics services such as dedicated contract carriage, distribution center management, transportation management and lead logistics provider. PTL is owned 41.1% by Penske Corporation, 28.9% by us, and 30% by affiliates of Mitsui & Co., Ltd. ("Mitsui").

On September 7, 2017, we acquired an additional 5.5% ownership interest in PTL from GE Capital Global Holdings, LLC ("GE Capital") for approximately $239.1 million in cash to bring our total ownership interest to 28.9% (the "2017 Acquisition"). Prior to the 2017 Acquisition, we held a 23.4% ownership interest in PTL. Concurrently with our investment pursuant to the 2017 Acquisition, affiliates of Mitsui our second largest stockholder, acquired an additional 10% ownership interest in PTL at the same valuation. In connection with the 2017 Acquisition, the PTL partners agreed to amend and restate the existing partnership agreement among the partners which, among other things, provides us with specified partner distribution and governance rights and restricts our ability to transfer our interest. We and Mitsui were granted additional governance rights as part of the transaction. In addition, the partnership now has a six member advisory committee (previously seven member) and we continue to be entitled to one of the representatives serving on the advisory committee. We continue to have the right to pro rata quarterly distributions equal to 50% of PTL's consolidated net income and we expect to realize significant cash tax savings.

We continue to be able to transfer our directly owned interests with the unanimous consent of the other partners, or if we provide the remaining partners with a right of first offer to acquire our interests, except that we may transfer up to 9.02% of our interest to Penske Corporation without complying with the right of first offer to the remaining partner. We and Penske Corporation have previously agreed that (1) in the event of any transfer by Penske Corporation of their partnership interests to a third party, we will be entitled to "tag-along" by transferring a pro rata amount of our partnership interests on similar terms and conditions, and (2) Penske Corporation is entitled to a right of first refusal in the event of any transfer of our partnership interests, subject to the terms of the partnership agreement. Additionally, PTL has agreed to indemnify the general partner for any actions in connection with managing PTL, except those taken in bad faith or in violation of the partnership agreement.

The partnership agreement continues to allow Penske Corporation, beginning December 31, 2017, to give notice to require PTL to begin to effect an initial public offering of equity securities, subject to certain limitations, as soon as practicable after the first anniversary of the initial notice, and, beginning in 2025, we and Mitsui continue to have a similar right to require PTL to begin an initial public offering of equity securities, subject to certain limitations, as soon as reasonably practicable. The term of the partnership agreement was amended as part of the transaction to be indefinite.

A portion of our existing PTL ownership interests were previously held through a limited liability company, LJVP Holdings LLC ("Holdings"). The limited liability company agreement of Holdings also was amended as part of the 2017 Acquisition. We had governance rights in Holdings typical of a minority investor and, in light of our prior indemnification requirements related to the Holdings Bonds noted below, we had the right to approve certain additional debt obligations before incurrence by Holdings. The agreement contained restrictions on our ability to transfer our interests similar to those in the PTL partnership agreement discussed above.

Historically, affiliates of GE Capital ("GEC") provided PTL with a majority of its financing, though PTL has refinanced all of its GEC indebtedness. As part of that refinancing in 2012, we and the other PTL partners created Holdings which, together with GEC, co-issued $700.0 million of 3.8% senior unsecured notes due 2019 (the "Holdings Bonds"). GEC agreed to be a co-obligor of the Holdings Bonds in order to achieve lower interest rates on the Holdings Bonds. We agreed to indemnify GEC for 9.0% of any principal or interest that GEC was required to pay on the original bonds and pay GEC an annual fee of approximately $0.95 million for acting as obligor. The maximum amount of our contingent obligations to GEC under this agreement was 9.0% of the original principal repayment due in 2019 ($63.1 million) and 9.0% of interest payments required under the original Holdings Bonds, plus fees and default interest, if any. On October 2, 2017, we elected to make a payment in full of our obligations under this agreement of $63.8 million and have no further obligations to make payments under this agreement. In light of our satisfaction of these amounts, in March 2018, we redeemed our interests in Holdings for equivalent interests in PTL directly.

In 2017, we received $52.4 million from PTL in pro rata cash distributions. Our Chair and Chief Executive Officer also serves as Chair of PTL, for which he is compensated by PTL. As a limited partner, we do not influence or control the amount of that compensation. In 2017, our subsidiary operating retail commercial truck dealerships, Premier Truck Group, assisted in providing customer financing arrangements at several PTL used truck sales centers in the United States and Canada. In 2017, we received $173,000 for providing these services.

Our Australian subsidiary, Penske Transportation Group International owns a 28.33% interest in a joint venture with a PTL subsidiary to lease trucks in Australia and New Zealand. In September 2017, PTL purchased an additional 5% percent of the ownership interests in this joint venture from us for $234,990. Previously, we owned 33.3% of this joint venture. The joint venture combines our sales expertise in Australia with PTL's truck leasing experience. We continue to be party to a stockholder's agreement relating to this investment that provides us with specified distribution and governance rights and restricts our ability to transfer our interests.

We were previously a 31% owner of Penske Vehicle Services ("PVS"), a provider of outsourced vehicle management solutions, along with Penske Corporation (15%), PTL (17%) and third party investors. In December 2017, we, Penske Corporation and the third party investors sold our interests to PTL on the same financial terms. We received $19.2 million in connection with the transaction and terminated the existing stockholders agreement and management agreement. In 2017, we received $687,583 from PVS in pro rata cash distributions.

Other Transactions.     From time to time, we pay and/or receive fees from Penske Corporation and its affiliates for services rendered in the normal course of business, including payments to third parties by Penske Corporation on our behalf which we then reimburse to them, payments to third parties made by us on behalf of Penske Corporation which they then reimburse to us, shared office expenses, shared employee expenses and payments relating to the use of aircraft from Penske Aviation, a subsidiary of Penske Corporation. These transactions are reviewed periodically by our Audit Committee and reflect the provider's cost or an amount mutually agreed upon by both parties. Aggregate payments relating to such transactions amounted to $6.0 million paid by us in 2017.

In June 2008, RP Automotive, an affiliate of Mr. Penske, Jr., purchased two of our subsidiaries operating six franchises in California. In connection with these transactions, the former subsidiaries continue to lease certain fixed assets from us. One of the leases has a term expiring in December 2037 with annual rent of $289,000 per year (or $5.8 million over the remaining period), and the second lease has a term expiring in February 2027 with annual rent of $219,000 per year (or $2.0 million over the remaining period).

We entered into a license agreement with an affiliate of Penske Corporation for a license of the "Penske Automotive" name. This agreement provides us with a perpetual license of the name "Penske Automotive" and related trade names so long as Penske Corporation and its affiliates own in excess of 20% of our outstanding stock and we adhere to the other terms of the license agreement. In 2017, we entered into a two-year marketing arrangement with an affiliate of Jay Penske, Roger S. Penske's son, under which we agreed to incur approximately $600,000 for marketing and subscription services over the two year period, $337,000 of which was payable in 2017.

From time to time, we enter into arrangements with Penske Truck Leasing and/or other Penske Corporation affiliates and third party vendors in order to achieve the benefits of scale or synergy opportunities as between the companies. These arrangements are reviewed by the Board in accordance with our policy noted above. For example, we aggregate several Penske entities in connection with sourcing certain telecommunications services to achieve the benefits of scale.

We were previously a 7% owner of NPA, an auctioneer of powersport vehicles, which was owned 7% by Mitsui, and controlled by Transportation Resource Partners (TRP), an organization discussed above. In June 2017, we and the other investors sold our interests to a third party on the same financial terms. We received $6.0 million in connection with the transaction and terminated the existing stockholders agreement. In 2017, we received $1.5 million from NPA in pro rata cash distributions.

In 2017, we purchased $1.05 million in vehicle transportation services from United Road Services, a national auto transport company ("URS"). Additionally, we sold $193,988 in trucks and related parts to URS from our PTG subsidiaries. Until September 2017, URS was indirectly majority owned by Charlesbank Capital Partners, an affiliate of Michael Eisenson, one of our directors, and TRP and Roger Penske collectively owned approximately 8% of URS.

Our officers, directors and their affiliates periodically purchase, lease or sell vehicles and parts from us or PTL at fair market value. This includes purchases and sales of trucks, logistics and other services and parts as between our subsidiaries and those of PTL (principally consisting of purchases of $14.2 million of trucks and parts by PTL from our PTG subsidiaries, and purchases of $3.1 million of used trucks by PTG from PTL).

Additionally, we hire service technicians who have graduated from Universal Technical Institute ("UTI"), a provider of technical education, whose Chief Executive Officer, Kimberly McWaters, is one of our directors. We generally make no payments to UTI relating to the hiring of these graduates and hire them on the same terms as other employers.

Mr. Sasaki, one of our board members, received $326,061 in total compensation relating to his service as Senior Vice President — International Business Development, including a tax allowance of $9,708 relating to $26,060 of non-cash compensation. Mr. Sasaki is an employee of Mitsui & Co., Ltd. (Japan). To the extent his salary exceeds or is less than an amount set annually by Mitsui, he makes or receives payments to/from Mitsui intended to mitigate the effect of exchange rate changes. Ms. Pierce is a Senior Executive Vice President of Huntington Bank. In 2017, Huntington Bank purchased $45 million in automotive contracts from us, representing approximately 2,300 vehicles.

An entity (the "Investor") controlled by one of our directors, Lucio A. Noto, owns a 20% interest in one of our subsidiaries, UAG Connecticut I, LLC, pursuant to an agreement which entitles the Investor to 20% of the operating profits of UAG Connecticut I. This agreement also provides the Investor with the right to appoint one of three directors, as well as "tag-along rights" in the event we intend to sell our interest in UAG Connecticut I. We have a right of first refusal with respect to any potential sale by the Investor of its interest. From time to time, we provide UAG Connecticut I with working capital and other debt financing. UAG Connecticut I makes periodic pro rata distributions, pursuant to which the Investor was paid $612,696 during 2017.

A separate entity controlled by Mr. Noto (the "Additional Investor"), owns a 20% interest in our subsidiary that owns Mercedes-Benz of Greenwich. From time to time, we provide Mercedes-Benz of Greenwich with working capital and other debt financing and expect to make periodic pro rata distributions from Mercedes-Benz of Greenwich to the Investor which totaled $610,949 in 2017. We have entered into an operating agreement that provides rights and obligations similar as those described above with respect to UAG Connecticut I.

Mr. Noto also has an indirect ownership interest in Putnam Leasing Company, which is a provider of leasing for premium vehicles. In 2017, Putnam Leasing purchased $8.6 million in automotive contracts from us, representing 40 vehicles, to offer leasing to our customers.

Information about Attending the Meeting

PAG 2018 Annual Meeting of Stockholders

8:00 a.m. Eastern Daylight Time, May 10, 2018
Penske Automotive Group
2555 Telegraph Road
Bloomfield Hills, Michigan 48302

Voting in Person at the Meeting

We encourage you to submit proxies in advance by telephone, by Internet or by mail. You may also vote in person at the annual meeting instead, or may execute a proxy designating a representative to vote for you at the meeting. If your PAG shares are held for you in a brokerage, bank or other institutional account, you must obtain a proxy from that entity and bring it with you to hand in with your ballot in order to be able to vote your shares at the meeting.

Admission

You will be asked to verify proof of ownership of PAG stock before being admitted to our annual meeting. If you hold shares indirectly through a bank or brokerage firm, please bring a recent statement to verify your ownership. We reserve the right to deny admission to anyone who cannot verify he or she is one of our stockholders. Cameras and recording devices will not be permitted.

Proxies are solicited by or on behalf of our Board of Directors. We will bear the cost of this solicitation. In addition to the solicitation of the proxies by mail, some of our officers and regular employees, without extra remuneration, may solicit proxies personally, or by telephone or otherwise. In addition, we will make arrangements with brokerage houses and other custodians, nominees and fiduciaries to forward proxies and proxy material to their principals, and we will reimburse them for their expenses in forwarding soliciting materials, which are not expected to exceed an aggregate of $10,000.

We will provide without charge to each of our stockholders, on the written request of such stockholder, a copy of our Form 10-K for the year ended December 31, 2017 and any of the other documents referenced herein. Copies can be obtained from Penske Automotive Group, Inc., Investor Relations, 2555 Telegraph Road, Bloomfield Hills, Michigan 48302-0954 (248-648-2500) or (866-715-5289).

Dated: March 20, 2018

Form of Proxy Card — Penske Automotive Group, Inc.

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

Proxy — Penske Automotive Group, Inc.

PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby revokes all prior proxies and appoints Robert H. Kurnick, Jr. and Shane M. Spradlin and each of them, as proxies with full power of substitution, to vote on behalf of the undersigned the same number of shares of Common Stock, par value $0.0001 per share, of Penske Automotive Group, Inc. which the undersigned is entitled to vote, at the Annual Meeting of Stockholders to be held on May 10, 2018 at 8:00 a.m., Eastern Daylight Time, at our corporate headquarters, 2555 Telegraph Road, Bloomfield Hills, Michigan 48302, and at any postponements or adjournments thereof, on any matter properly coming before the meeting, and specifically the matters described on the reverse side hereof.

THE PROXY WILL BE VOTED AS SPECIFIED. IF NO SPECIFICATION IS MADE, IT WILL BE VOTED FOR THE ELECTION OF THE NOMINEES NAMED HEREIN, FOR RATIFICATION OF OUR AUDITORS, FOR APPROVAL OF OUR EXECUTIVE COMPENSATION AND ACCORDING TO THE DISCRETION OF THE PROXY HOLDERS ON ANY OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE MEETING OR ANY POSTPONEMENTS OR ADJOURNMENTS THEREOF. THE PROPOSALS HEREIN ARE PROPOSED BY THE BOARD OF DIRECTORS.

CONTINUED AND TO BE SIGNED ON REVERSE SIDE

C  Non-Voting Items

Change of Address — Please print your new address below.	Comments — Please print your comments below.	Meeting Attendance
Mark the box to the right ☐ if you plan to attend the Annual Meeting

IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A — C ON BOTH SIDES OF THIS CARD.

Electronic Voting Instructions
Available 24 hours a day, 7 days a week!
Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.
VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.
Proxies submitted by the Internet or telephone must be received by 11:59 p.m., Eastern Daylight Time, on May 9, 2018.
Vote by Internet
• Go to www.envisionreports.com/pag
• Or scan the QR code with your smartphone
• Follow the steps outlined on the secured website
Vote by telephone
• Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone
• Follow the instructions provided by the recorded message
Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. ☒

Annual Meeting Proxy Card

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

A  Proposals – The Board of Directors recommends that you vote FOR the following proposals:

1.               Election of Directors:

	For	Withhold
01 — John D. Barr	☐	☐
02 — Lisa Davis	☐	☐
03 — Wolfgang Dürheimer	☐	☐
04 — Michael R. Eisenson	☐	☐
05 — Robert H. Kurnick, Jr.	☐	☐
06 — Kimberly J. McWaters	☐	☐
07 — Roger S. Penske	☐	☐
08 — Roger S. Penske, Jr.	☐	☐
09 — Sandra E. Pierce	☐	☐
10 — Kanji Sasaki	☐	☐
11 — Greg C. Smith	☐	☐
12 — Ronald G. Steinhart	☐	☐
13 — H. Brian Thompson	☐	☐

	For	Against	Abstain

2. Ratification of the selection of Deloitte & Touche LLP as the Company’s independent auditing firm for the year ending December 31, 2018.	☐	☐	☐

3. Approval, by non-binding vote, of executive compensation.	☐	☐	☐

B  Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign.  When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.		Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/	/

IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A — C ON BOTH SIDES OF THIS CARD.